Filed Pursuant to Rule 424(b)(3)
File No. 333-160787

SUPPLEMENT NO. 16 TO PROSPECTUS DATED AUGUST 19, 2009
THE DATE OF THIS SUPPLEMENT IS OCTOBER 12, 2011

On October 12, 2011, HUGHES Telematics, Inc. filed the attached Current Report on Form 8-K with the Securities and Exchange Commission.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
___________________________
FORM 8-K
 ___________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
 October 12, 2011 (October 7, 2011)
___________________________
HUGHES Telematics, Inc.
(Exact Name of Registrant as Specified in Charter)
 ___________________________

Delaware	001-33860	26-0443717
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2002 Summit Boulevard
Atlanta, Georgia	30319
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (404) 573-5800

Not Applicable
(Former name or former address, if changed since last report.)

 ___________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreements.

On October 7, 2011, HUGHES Telematics, Inc. (the “Company”) completed a private placement of its common stock, par value $0.0001 per share, and a series of exchange transactions pursuant to which the Company raised aggregate gross cash proceeds of approximately $41.0 million and reduced its total indebtedness by approximately $7.9 million. In summary, the transactions included the following:

•
The issuance and sale for aggregate gross proceeds of approximately $20.0 million of 4,875,855 shares of common stock to a group of accredited investors who are non-affiliates of the Company, reflecting a purchase price of $4.10 per share;

•	The issuance of $21.0 million of new indebtedness under the Company's First Lien Credit Agreement (as defined below) (the “Additional Loan”);

•
The exchange by an affiliate of Apollo Global Management LLC (“Apollo”) of approximately $5.9 million of indebtedness issued pursuant to the First Lien Credit Agreement for 1,448,350 shares of common stock, reflecting an exchange price of $4.10 per share; and

•
The exchange, including by an affiliate of Apollo, of all of the approximately $23.0 million of indebtedness issued pursuant to the Second Lien Credit Agreement (as defined below) for 4,784,019 shares of common stock, reflecting an exchange price of $4.80 per share.

The private placement and exchange transactions were completed pursuant to the terms of a Stock Purchase Agreement, dated as of October 7, 2011 (the “Stock Purchase Agreement”), by and among the Company and each of the entities and individuals named therein (the “Purchasers”). The aggregate consideration for the 11,108,224 shares of common stock issued pursuant to the Stock Purchase Agreement consisted of approximately $20.0 million in cash, the exchange of approximately $5.9 million of indebtedness issued pursuant to the Amended and Restated Credit Agreement, dated as of April 9, 2008 (the “First Lien Credit Agreement”), by and among the Company, Morgan Stanley Senior Funding, Inc., as administrative agent, Morgan Stanley & Co. Incorporated, as collateral agent, and the lenders from time to time party thereto, as amended, and the exchange of approximately $23.0 million issued pursuant to the Second Lien Credit Agreement, dated as of December 17, 2009 (the “Second Lien Credit Agreement”), by and among the Company, the lenders from time to time party thereto, and PLASE HT, LLC, as administrative agent and collateral agent, as amended. The Company intends to use the net proceeds from the private placement for general corporate purposes. Included as part of the transactions, PLASE HT, LLC, which is an affiliate of Apollo, received (i) 1,448,350 shares of common stock in exchange for approximately $5.9 million of indebtedness issued pursuant to the First Lien Credit Agreement and (ii) 3,678,063 shares of common stock in exchange for approximately $17.7 million of indebtedness issued pursuant to the Second Lien Credit Agreement.

The issuance and sale of the common stock in the private placement and exchange transactions were not registered under the Securities Act of 1933, as amended (the “Securities Act”), and the shares may not be sold in the United States absent registration or an applicable exemption from registration requirements. The shares were offered and sold pursuant to the exemption from registration afforded by Rule 506 under the Securities Act and/or Sections 4(2) and 3(a)(9) of the Securities Act.

In connection with the private placement, the Company entered into a Registration Rights Agreement, dated as of October 7, 2011 (the “Registration Rights Agreement”), with the Purchasers requiring that, among other things, the Company register the resale of the shares of common stock sold in the private placement. If the Company does not meet certain deadlines with respect to filing and making a registration statement covering such resale effective, then cash penalties of 1% of the purchase price per month for up to twelve months may apply.

In connection with the transactions described above, the Company and certain of its subsidiaries entered into the Sixth Amendment to the Amended and Restated Credit Agreement, dated as of October 7, 2011 (the “Sixth Amendment”), with Morgan Stanley Senior Funding, Inc., as administrative agent, Morgan Stanley & Co. Incorporated, as collateral agent, and the lenders party thereto. The Sixth Amendment, among other things, permitted the exchange of the approximately $5.9 million of existing indebtedness under the First Lien Credit Agreement and the exchange of the existing indebtedness under the Second Lien Credit Agreement in the exchange transactions and excluded the cash proceeds received in the private placement from the requirement to use 25% of the net cash proceeds from the sale of equity for the repayment of loans outstanding under the First Lien Credit Agreement. In addition, pursuant to the Sixth Amendment, an additional covenant was added to the First Lien Credit Agreement which requires the Company to maintain a minimum balance of cash, cash equivalents and short-term investments of $5.0 million, subject to certain cure measures. Certain lenders under the First Lien Credit Agreement who consented to the Sixth Amendment received a consent fee payable in an aggregate of 321,934 shares of common stock of the Company. The shares issued as a consent fee were offered and sold pursuant to the exemption from registration afforded by Rule 506 under the Securities Act and/or Section 4(2) of the Securities Act and may not be sold in the United States absent registration or an applicable exemption from registration requirements.

The Sixth Amendment also allowed for the Additional Loan in the amount of $21.0 million to be provided to the Company pursuant to an additional loan agreement by and among the Company and its subsidiaries, Morgan Stanley Senior Funding, Inc., as administrative agent, Morgan Stanley & Co. Incorporated, as collateral agent, and Barclays Bank PLC, as lender.  Affiliates of Barclays Bank PLC perform certain investment banking and investment advisory services for the Company for which they receive customary fees and commissions. The Additional Loan has the same terms and conditions and the same security and guarantees as all other loans under the First Lien Credit Agreement. The Company intends to use the net proceeds from the Additional Loan for general corporate purposes.

The foregoing is a summary of the terms of the Stock Purchase Agreement, the Registration Rights Agreement and the Sixth Amendment and does not purport to be complete and is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, the Registration Rights Agreement and the Sixth Amendment, copies of which are attached as Exhibits 99.1, 99.2 and 99.3 hereto, respectively, and are incorporated by reference herein. The disclosure under Item 1.02 of this current report is also responsive to this Item 1.01 and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

Upon the consummation of the private placement and payment of certain remaining indebtedness under the Second Lien Credit Agreement on October 7, 2011, the Second Lien Credit Agreement was terminated and repaid in full and all liens in favor of the collateral agent thereunder were released in their entirety. The disclosure under Item 1.01 of this current report is also responsive to this Item 1.02 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure regarding the Sixth Amendment and the Additional Loan under Item 1.01 of this current report is also responsive to this Item 2.03 and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure regarding the Company's issuance and sale of shares of common stock under Item 1.01 of this current report is also responsive to this Item 3.02 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description
99.1	Stock Purchase Agreement, dated as of October 7, 2011, by and among HUGHES Telematics, Inc. and the Purchasers set forth therein.
99.2	Registration Rights Agreement, dated as of October 7, 2011, by and among HUGHES Telematics, Inc. and the Investors set forth therein.
99.3
Sixth Amendment to the Amended and Restated Credit Agreement, dated as of October 7, 2011, by and among HUGHES Telematics, Inc., certain subsidiaries of HUGHES Telematics, Inc., the lenders party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent, and Morgan Stanley & Co. Incorporated, as collateral agent.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 12, 2011	HUGHES TELEMATICS, INC.

	By:	/s/ CRAIG KAUFMANN
	Name:	Craig Kaufmann
	Title:	Senior Vice President Finance and Treasurer

Exhibits Index

Exhibit Number	Description
99.1	Stock Purchase Agreement, dated as of October 7, 2011, by and among HUGHES Telematics, Inc. and the Purchasers set forth therein.
99.2	Registration Rights Agreement, dated as of October 7, 2011, by and among HUGHES Telematics, Inc. and the Investors set forth therein.
99.3
Sixth Amendment to the Amended and Restated Credit Agreement, dated as of October 7, 2011, by and among HUGHES Telematics, Inc., certain subsidiaries of HUGHES Telematics, Inc., the lenders party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent, and Morgan Stanley & Co. Incorporated, as collateral agent.

Exhibit 99.1

HUGHES TELEMATICS, INC.
STOCK PURCHASE AGREEMENT

Dated as of October 7, 2011

i

	6.20	Indebtedness	19
	6.21	Insurance	20
	6.22	Material Contracts	20
	6.23	SEC Reports	20
	6.24	Off Balance Sheet Arrangements	21
	6.25	Transactions With Affiliates and Employees	21
	6.26	Internal Accounting Controls	21
	6.27	Sarbanes-Oxley; Disclosure Controls	21
	6.28	Certain Fees	21
	6.29	Private Placement	21
	6.30	No Integrated Offering	21
	6.31	No General Solicitation or General Advertising	22
	6.32	Acknowledgment Regarding Purchasers' Purchase of Securities	22
	6.33	Foreign Corrupt Practices Act	22
	6.34	Registration Eligibility	22
7.	Deliveries; Closing Conditions; Deliverables		22
	7.1	Obligations on the Closing Date	22
	7.2	Condition to Purchasers' and the Company's Obligations	23
	7.3	Conduct Pending Closing	24
	7.4	Notice of Certain Events	24
8.	Post-Closing Covenants of the Company		25
	8.1	Use of Proceeds	25
	8.2	Securities Laws Disclosure; Publicity	25
	8.3	Form D and Blue Sky	25
	8.4	No Integration	25
	8.5	Pledge of Common Shares	25
9.	Restrictive Legends		26
10.	Indemnification		27
	10.1	Indemnification by the Company	27
	10.2	Notice and Defense of Claims	27
	10.3	Payments	28
	10.4	No Exclusive Remedy	28
11.	Miscellaneous		28
	11.1	Miscellaneous; Waivers and Amendments	28
	11.2	Notices	29
	11.3	Waiver of Defaults Under Second Lien Credit Agreement	29
	11.4	No Implied Waivers	30
	11.5	Successors and Assigns	30
	11.6	Headings	30
	11.7	Governing Law	30
	11.8	Fees and Expenses	30
	11.9	Specific Performance	30

ii

11.10	Exclusive Jurisdiction	30
11.11	Waiver of Jury Trial	31
11.12	Counterparts; Effectiveness	31
11.13	Entire Agreement	31
11.14	Severability	31
11.15	Independent Nature of Purchasers	31
11.16	Taxes and Filings	32
11.17	Survival	32
11.18	Remedies Cumulative, etc	32
11.19	No Third Party Beneficiaries	33
11.20	Confidentiality	33
11.21	Termination	33

SCHEDULE 1        Schedule of Purchasers
EXHIBIT A        Registration Rights Agreement
EXHIBIT B        Form of Legal Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
EXHIBIT C        Form of Legal Opinion of In-House Counsel

iii

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT, dated as of October 7, 2011, by and among HUGHES TELEMATICS, INC., a Delaware corporation (the “Company”), and the entities and individuals designated on Schedule 1 hereto (each of which is herein referred to as a “Purchaser,” and together, the “Purchasers”).
W I T N E S S E T H
WHEREAS, the Company desires to issue and to sell to each Purchaser and each Purchaser desires to purchase from the Company, the number of Common Shares (as defined below) set forth opposite such Purchaser’s name on Schedule 1 hereto, all in accordance with the terms and provisions of this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:
1.Definitions. Except as otherwise expressly provided, all accounting terms used in this Agreement, whether or not defined in this Section 1, shall be construed in accordance with GAAP.
“Action” means any action, suit, proceeding, governmental inquiry or investigation of any kind involving the Company.
“Actual Damages” has the meaning assigned to it in Section 10.1 hereof.
“Additional Loans” means First Lien Indebtedness to be incurred on the Closing Date in an aggregate principal amount of $21,000,000.
“Affiliate” means, with respect to any specified Person, (a) any other Person which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person, (b) any Person who is an executive officer, director, general partner, manager, or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an executive officer, general partner, manager or trustee, or with respect to which the specified Person serves in a similar capacity and (c) any Person who shares a common investment adviser. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” means this Stock Purchase Agreement, as the same may be amended in accordance with the terms hereof.
“Approvals” means actions, approvals, consents, waivers, exemptions, Orders, authorizations, registrations, declarations, filings and recordings.

"Business” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate) or the equivalent of the foregoing in any foreign jurisdiction.
“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.
“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.
“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as amended and in effect on the date hereof.
“Closing” has the meaning assigned to it in Section 4 hereof.
“Closing Date” has the meaning assigned to it in Section 4 hereof.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.
“Common Shares” has the meaning assigned to it in Section 2 hereof.
“Common Stock” has the meaning assigned to it in Section 2 hereof.
“Company” has the meaning assigned to it in the introductory paragraph.
“Company Board” means the board of directors of the Company.
“Company Disclosure Statement” means the Company Disclosure Statement dated as of the date hereof and delivered by the Company. Any matter disclosed on any section of the Company Disclosure Statement shall be deemed to be disclosed with respect to any other section of the Company Disclosure Statement and with respect to any representation, warranty or covenant in this Agreement or the other Transaction Documents, to which the applicability of such matter is reasonably apparent based on the information contained in the Company Disclosure Statement.
“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Credit Facility” means the Amended and Restated Credit Agreement, dated as of April 9, 2008, by and among the Company, Morgan Stanley Senior Funding, Inc., as administrative agent, Morgan Stanley & Co. Incorporated, as collateral agent, and the lenders named therein and party thereto from time to time, as amended, and references herein to the Credit Facility shall be deemed to include the ancillary agreements and documentation entered into in connection therewith.
“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.
“Environmental Law” shall mean any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.
“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest, but excluding any debt security convertible or exchangeable into any such interest prior to conversion or exchange.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Company and/or any of its Subsidiaries would be deemed to be a “single employer” (a) within the meaning of Section 414(b), (c), (m) or (o) of the Code or (b) as a result of the Company and/or any Subsidiary of the Company being or having been a general partner of such person.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.
“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the board of directors or other governing body or, pursuant to a specific delegation of authority by such board of directors or governing body, a designated senior executive officer, of the Company, or the Subsidiary of the Company selling such asset.
“First Lien Indebtedness” means indebtedness pursuant to the Credit Facility.
“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Foreign Subsidiary” shall mean, as to any Person, any Subsidiary of such Person that is not a Domestic Subsidiary of such Person.
“GAAP” means United States generally accepted accounting principles consistently applied.
“Governmental Authority” shall mean the government of the United States, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or Release of which is prohibited, limited or regulated by any Governmental Authority.
“Indebtedness” for purposes of this Agreement shall mean “Indebtedness” for purposes of the Credit Facility.
“Indemnified Party” has the meaning assigned to it in Section 10.2(a) hereof.
“Intellectual Property” shall mean and include all of the following:
(i) copyrights, including any United States or foreign copyright now or hereafter owned by the Company or any of its Subsidiaries, including any registrations of any copyrights in the United States Copyright Office or any foreign equivalent office, as well as any application for a copyright registration now or hereafter made with the United States Copyright Office or any foreign equivalent office by the Company or any of its Subsidiaries;
(ii) domain names, including all internet domain names and associated URL addresses in or to which the Company or any of its Subsidiaries now or hereafter have any right, title or interest; trademarks and service marks and all goodwill connected with the use thereof and symbolized thereby, including all right, title and interest in and to any trademarks, service marks and trade names now held or hereafter acquired by the Company or any of its Subsidiaries, including any registration or application for registration of any trademarks and service marks now held or hereafter acquired by the Company or any of its Subsidiaries, which are registered or filed in the United States Patent and Trademark Office or the equivalent thereof in any state of the United States or any equivalent foreign office or agency, as well as any unregistered trademarks and service marks used by the Company or any of its Subsidiaries and any trade dress including logos, designs, fictitious business names and other business identifiers used by the Company or any of its Subsidiaries;
(iii) patents, including any patent in or to which the Company or any of its Subsidiaries now or hereafter have any right, title or interest therein, and any divisions, continuations (including, but not limited to, continuations-in-parts) and improvements thereof, as well as any application for a patent now or hereafter made by the Company or any of its Subsidiaries; and
(iv) trade secrets, including any secretly held proprietary existing engineering or other data, information, production procedures and other secretly held proprietary know-how relating to the design manufacture, assembly, installation, use, operation, marketing, sale and/or servicing of any products or business of the Company or any of its Subsidiaries worldwide whether written or not.

“Knowledge” or “knowledge” means, (a) with respect to any Person other than the Company, the actual knowledge of such Person (including the actual knowledge of the officers and directors of such Person (or Persons having similar authority) if such Person is an entity), and (b) with respect to the Company, means the actual knowledge of any of its executive officers and shall include knowledge of such facts or other matters as a prudent person, in the position of such named individuals or any one of them, could be expected to discover or otherwise become aware of in the course of conducting a reasonable investigation concerning the existence of such fact or matter.
“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.
“Law” and “Laws” means all laws, principles of common law, statutes, constitutions, treaties, rules, regulations, ordinances, codes, rulings, orders, licenses and determinations of all Governmental Authorities.
“Lien” shall mean any mortgage, pledge, hypothecation, assignment for security, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).
“Margin Stock” shall have the meaning provided in Regulation U of the Board of Governors of the Federal Reserve System (as from time to time in effect and any successor to all or a portion thereof).
“Material Adverse Effect” shall mean (a) a material adverse effect on the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole, or (b) a material adverse effect on the ability of the Company to perform its obligations to the Purchasers under the Transaction Documents, provided, that, it is agreed and understood that the net economic effect of any event or circumstance shall be taken into account in determining whether or not a Material Adverse Effect has occurred.
“Material Contracts” shall mean any and all oral or written supply agreements, requirements contracts, customer agreements, franchise agreements, license agreements, distribution agreements, joint venture agreements, asset purchase agreements, stock purchase agreements, merger agreements, agency or advertising agreements, leases of real or personal property, credit agreements, loan agreements, security agreements, pledge agreements, mortgages, trust deeds, trust indentures, stock purchaser agreements, consulting agreements, management agreements, employment agreements, severance agreements, collective bargaining agreements, employee benefit plans or arrangements, tax sharing agreements, indemnification agreements (including, without limitation, as may be entered into with suppliers) or other contracts, agreements, arrangements, understandings and commitments which if terminated is reasonably likely to cause a Material Adverse Effect. Without limiting the foregoing, any contract of the Company that was filed, or is required to be filed, as an exhibit to the Company’s SEC Reports pursuant to Item 601 of Regulation S-K shall be deemed a “Material Contract” for purposes of this Agreement.
“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is an obligation to contribute of) the Company, any of its Subsidiaries and/or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Company, any of its Subsidiaries and/or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.
“Order” means any order, writ, injunction, decree, judgment, award, determination, stipulation, award, direction or demand by a Governmental Authority.
“Organizational Documents” means, with respect to any Person, its certificate or articles of incorporation, its by-laws, its memorandum and articles of association, its limited liability company agreement or operating agreement, its certificate of formation, its partnership or limited partnership agreement, its trust indenture or agreement or other documentation governing the organization or formation of such Person, but not any shareholder, registration rights, subscription or other contract to which such Person may become a party after its formation or organization.
“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
“Permitted Liens” means Liens permitted to be incurred under the Credit Facility.
“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporated organization, association, corporation, institution, public benefit corporation, Governmental Authority or other entity.
“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, other than a Multiemployer Plan, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Company, any of its Subsidiaries or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Company, any of its Subsidiaries or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.
“Purchase Consideration” has the meaning assigned to it in Section 3 hereof.
“Purchaser” has the meaning assigned to it in the introductory paragraph of this Agreement.
“Purchaser Group” has the meaning assigned to it in Section 10.1 hereof.
“Purchaser’s Representative” shall mean with respect to any Purchaser the representative, if any, set forth opposite such Purchaser’s name on Schedule 1 hereto under the heading “Purchaser’s Representative” or such other representative or representatives as may be designated by such Purchaser to be the “Purchaser’s Representative” of such Purchaser from time to time.
“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.
“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, by and among the Company and the Purchasers, as attached hereto as Exhibit A.
“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.
“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.
“Representative” means, with respect to any Person that is an entity, such officer, director, manager, general partner, agent or employee of such Person.
“Returns” shall have the meaning provided in Section 6.10 hereof.
“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.
“SEC” shall mean the United States Securities and Exchange Commission.
“Second Lien Indebtedness” means indebtedness pursuant to that certain Second Lien Credit Agreement, dated as of December 17, 2009, by and between the Company, the lenders from time to time party thereto, and Plase HT, LLC as administrative agent and collateral agent, as amended to the date hereof (the “Second Lien Credit Agreement”).
“SEC Reports” shall have the meaning provided in Section 6.23 hereof.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Subsidiary” shall mean, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person or (b) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% Equity Interest at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.
“taxes” or “tax” means all federal, national, state, province, local and foreign taxes, charges, duties, fees, levies or other assessments, including without limitation income, excise, property, sales, use, gross receipts, recording, insurance, value added, profits, license, withholding, payroll, employment, capital stock, customs duties, net worth, windfall profits, capital gains, transfer, registration, estimated, stamp, social security, environmental, occupation, franchise or other taxes of any kind whatsoever, imposed by any Governmental Authority, and all interest, additions to tax, penalties and other similar amounts imposed thereon.
“tax return” means, with respect to any Person, all federal, national, state, province, local and foreign tax returns, reports, declarations, statements and other documentation, including any schedule or attachment thereto, required to be filed by or on behalf of such Person (or any predecessor) or any consolidated, combined, affiliated or unitary group of which such Person is or has been a member (but only with respect to taxable periods during which such Person is a member thereof), including information returns required to be provided to any payee or other Person.
“Transactions” means the transactions contemplated by the Transaction Documents.
“Transaction Documents” means this Agreement and the Registration Rights Agreement.
“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.
“Unfunded Current Liability” of any Plan subject to Title IV of ERISA shall mean the amount, if any, by which the value of the accumulated plan benefits under such Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the Fair Market Value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).
2.    Authorization of Common Shares. The Company has authorized the issuance and sale of 11,108,224 shares (the “Common Shares”) of its common stock, par value $0.0001 per share (“Common Stock”).
3.    Sale and Purchase of the Common Shares. Upon the terms and subject to the conditions herein contained, the Company agrees to sell to each Purchaser, and each Purchaser agrees to purchase from the Company, severally and not jointly, at the Closing the number of Common Shares for the consideration as set forth opposite such Purchaser’s name on Schedule 1 hereto (the “Purchase Consideration”).
4.    Closing. The closing of the purchase and sale of the Common Shares (the “Closing”) shall occur at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036-6522 (or remotely via the exchange of documents and signatures) on a date to be agreed upon by the Company and the Purchasers (the “Closing Date”), which shall be no later than the Business Day on which all of the applicable conditions set forth in Section 7 hereof (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions) are satisfied or waived. Except as set forth on Schedule 7.2(a)(iii) of the Company Disclosure Statement, at the Closing, the Company shall issue to each Purchaser one or more certificates evidencing the number of Common Shares purchased by such Purchaser, and such Common Shares shall be registered in such Purchaser’s name or any nominee name provided by each Purchaser, and upon receipt of evidence thereof each Purchaser shall promptly deliver the Purchase Consideration to the Company.
5.    Representations and Warranties of the Purchaser. Each Purchaser represents and warrants to the Company, severally and not jointly with respect to such Purchaser only, as follows:
5.1    Authority. Such Purchaser has the requisite corporate or other similar power and authority to execute and deliver each Transaction Document delivered or to be delivered by it and to perform all of its obligations under the Transaction Documents. The execution and delivery of each Transaction Document to which such Purchaser is a party has been duly and validly authorized by all necessary corporate or other similar action on the part of such Purchaser, and no further corporate or other similar proceedings on the part of such Purchaser are necessary to authorize each Transaction Document to which such Purchaser is a party, or to consummate the Transactions.
5.2    Binding Obligation. This Agreement and each other Transaction Document delivered or to be delivered by such Purchaser has been duly authorized, executed and delivered by such Purchaser and assuming the valid execution and delivery by the other parties thereto constitutes the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity (regardless of whether enforcement is sought in equity or at law).
5.3    Investment Representations and Warranties. Such Purchaser understands that the Common Shares have not been, and will not upon issuance be, registered under the Securities Act, and that the certificates evidencing the Common Shares shall bear a legend to that effect. Such Purchaser understands that the Common Shares may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law.

5.4    Acquisition for Own Account. Such Purchaser, or the Purchaser’s Representative on behalf of such Purchaser, as applicable, is acquiring the Common Shares for its own account or for one or more separate accounts maintained by it for the benefit of one or more accredited investors (as defined below) for investment purposes only and not with a view toward distribution thereof in violation of the Securities Act; provided that the disposition of such Purchaser’s property shall at all times be within such Purchaser’s control or, as applicable, the control of the Purchaser’s Representative on behalf of such Purchaser. Such Purchaser, and, as applicable, the Purchaser’s Representative on behalf of such Purchaser, will not sell, transfer or otherwise dispose of the Common Shares or any interest therein except in a transaction in accordance with, exempt from or not subject to the registration requirements of the Securities Act.
5.5    Ability to Protect Its Own Interests and Bear Economic Risks. By reason of the business and financial experience of its management, such Purchaser has the capacity to protect its own interests in connection with the Transactions. Such Purchaser is able to bear the economic risk of an investment in the Common Shares, and has an adequate income independent of any income produced from an investment in the Common Shares and has sufficient net worth to sustain a loss of all of its investment in the Common Shares without economic hardship if such a loss should occur.
5.6    Accredited Investor. Such Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act.
5.7    No General Solicitation. Such Purchaser did not become aware of an opportunity to invest in the Common Shares through any form of general solicitation or general advertising (within the meaning of Rule 506 of Regulation D of the Securities Act) or any other filings made by the Company with the SEC.
5.8    Information. Such Purchaser has received physical delivery of such documents, records and information which such Purchaser has requested, and has had an opportunity to ask questions of, and receive answers from, the Company’s officers, employees, agents, accountants, and representatives concerning the Company’s business, operations, financial condition, assets, liabilities, and all other matters it has deemed relevant to its investment in the Common Shares.
5.9    No Brokers. Other than the Purchaser’s Representative, if any, with respect to such Purchaser, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of such Purchaser who is or will be entitled to any fee, commission or payment from such Purchaser in connection with the negotiation, preparation, execution or delivery of this Agreement or any Transaction Document or the consummation of the Transactions.
5.10    Purchaser’s Representative. To the extent that this Agreement and any other documents ancillary to the Transactions is or will be executed by the Purchaser’s Representative, if any, with respect to such Purchaser, such Purchaser acknowledges that the Purchaser’s Representative has final power and authority to execute this Agreement and any other documents ancillary to the Transactions on behalf of such Purchaser.

5.A    Representations and Warranties of the Purchaser’s Representative(s). Each Purchaser’s Representative represents and warrants to Company as follows: (a) the Purchaser’s Representative contacted not more than approximately 10 potential investors to assess if they had any indication of interest in purchasing Common Shares and has not made any offer or sale of any Common Shares to any other person; (b) immediately prior to making any offer of Common Shares, the Purchaser’s Representative had reasonable grounds to believe, and did reasonably believe, that each offeree was an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act and (c) the Purchaser’s Representative has not offered or sold any Common Shares by any form of general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act), including: (1) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio; (2) any website posting or widely distributed e-mail; or (3) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.
6.    Representations and Warranties of the Company. The Company represents and warrants to each Purchaser as follows:
6.1    Company Status. The Company and each of its Subsidiaries (a) is a duly organized and validly existing Business in good standing (or, in the case of any Foreign Subsidiary, the foreign equivalent of “good standing” to the extent that such concept exists in such Foreign Subsidiary’s jurisdiction of organization) under the laws of the jurisdiction of its organization, (b) has the requisite Business power and authority to own its property and assets and to transact the business in which it is engaged and (c) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified or authorized which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No certifications, permits or agreements by, from or with any Governmental Authority are required for operation of the business of the Company and its Subsidiaries that are not in place, except for such certifications, permits or agreements, the absence of which would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents.
6.2    Power and Authority. The Company has the Business power and authority to execute, deliver and perform the terms and provisions of each of the Transaction Documents and has taken all necessary Business action to authorize the execution, delivery and performance by it of such Transaction Documents. The Company has duly executed and delivered each of the Transaction Documents, and the Transaction Documents constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

6.3    No Violation. Neither the execution, delivery or performance by the Company of the Transaction Documents, nor compliance by it with the terms and provisions thereof, (a) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority or the rules and regulations of any self-regulatory organization to which the Company or its securities are subject, except for any such contravention that would not reasonably be expected to have a Material Adverse Effect, (b) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Company or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which the Company or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject except for any such conflict that would not reasonably be expected to have a Material Adverse Effect, (c) will violate any provision of any Organizational Document, as applicable, of the Company or any of its Subsidiaries or (d) will be subject to any limitation on right or approval from any Governmental Authority.
6.4    Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for those that have otherwise been obtained or made on or prior to the Closing Date and which remain in full force and effect on the Closing Date), or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, the Company to authorize, or is required to be obtained or made by, or on behalf of, the Company in connection with, (i) the execution, delivery and performance of any Transaction Document, or (ii) the legality, validity, binding effect or enforceability of any such Transaction Document except where failure to obtain or make the same would not reasonably be expected to have a Material Adverse Effect.
6.5    Financial Statements; Financial Condition. The audited consolidated balance sheet of the Company and its consolidated Subsidiaries at December 31, 2010 and the related audited consolidated statements of operations and cash flows and changes in shareholders’ equity of the Company and its consolidated Subsidiaries for the fiscal year of the Company ended on such date and the unaudited condensed consolidated balance sheet of the Company and its consolidated Subsidiaries at June 30, 2011 and the related unaudited condensed consolidated statements of operations of the Company and its consolidated Subsidiaries for the three and six months ended on such date and the related unaudited condensed consolidated statements of cash flows of the Company and its consolidated Subsidiaries for the six months ended on such date, in each case furnished to the Purchasers prior to the Closing Date, present fairly in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries at the date of said financial statements and the results for the respective periods covered thereby. All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.
6.6    No Material Adverse Effect. Except as set forth on Schedule 6.6 of the Company Disclosure Statement, since June 30, 2011, (i) nothing has occurred that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (ii) except as disclosed in the SEC Reports, the Company has not incurred any material liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC and (iii) the Company has not altered materially its method of accounting or the manner in which it keeps its accounting books and records.
6.7    Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened (a) with respect to the Transactions or any Transaction Document or (b) that has had, or, if adversely determined, would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the Company’s knowledge there is not pending or contemplated, any investigation by the SEC involving the Company or any current or former director or officer of the Company.
6.8    True and Complete Disclosure. All factual information (taken as a whole) furnished by or, with the Company’s express authorization, on behalf of the Company in writing to any Purchasers is true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 6.8, such factual information shall not include any projections or any pro forma financial information or other forward-looking statements.
6.9    Use of Proceeds; Margin Regulations. All cash proceeds of the Transactions and Additional Loans shall be used to finance the general corporate purposes of the Company and its Subsidiaries and to pay the fees and expenses incurred in connection with the Transaction. No part of the proceeds of the Transactions will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. The use of proceeds from the Transactions will not violate or be inconsistent with the provisions of Regulation T, U or X.
6.10    Tax Returns and Payments. Except as would, individually or in the aggregate, not reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all federal, state, foreign and local returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Company and/or any of its Subsidiaries; the Returns accurately reflect all liability for taxes of the Company and its Subsidiaries, as applicable, for the periods covered thereby; except as set forth on Schedule 6.10 of the Company Disclosure Statement, each of the Company and each of its Subsidiaries has paid all taxes and assessments payable by it which have become due, other than those that are being contested in good faith and adequately disclosed and for which adequate reserves have been established in accordance with GAAP; there is no action, suit, proceeding, investigation, audit or claim now pending or threatened (in writing) by any authority regarding any taxes relating to the Company or any of its Subsidiaries; as of the Closing Date, neither the Company nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Company or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Company or any of its Subsidiaries not to be subject to the normally applicable statute of limitations; and neither the Company nor any of its Subsidiaries has incurred, nor will any of them incur, any tax liability in connection with the Transactions (it being understood that the representation contained in this sentence does not cover any future tax liabilities of the Company or any of its Subsidiaries arising as a result of the operation of their businesses in the ordinary course of business) or any tax liability resulting from indemnification under the Transaction Documents.
6.11    Compliance with ERISA.
(a)    Schedule 6.11 of the Company Disclosure Statement sets forth each Plan as of the Closing Date. Each Plan (and each related trust, insurance contract or fund) is in substantial compliance with its terms and with all applicable laws, including without limitation ERISA and the Code; each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service; no Reportable Event has occurred; no Multiemployer Plan is insolvent or in reorganization; no Plan has an Unfunded Current Liability; no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has an accumulated funding deficiency, within the meaning of such sections of the Code or ERISA, or has applied for or received a waiver of an accumulated funding deficiency or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; all contributions required to be made with respect to a Plan and Multiemployer Plan each have been timely made; neither the Company, any of its Subsidiaries nor any ERISA Affiliate has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 4062, 4063, 4064 or 4069 of ERISA or Section 401(a)(29), 4971 or 4975 of the Code, or to or on account of a Multiemployer Plan pursuant to Section 515, 4201, 4204 or 4212 of ERISA or expects to incur any such liability under any of the foregoing sections with respect to any Plan or Multiemployer Plan; no condition exists which presents a risk to the Company, any of its Subsidiaries or any ERISA Affiliate of incurring a liability to or on account of a Plan or Multiemployer Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims and appeals for benefits) is pending, expected or to the Company’s knowledge, threatened; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the Company, any of its Subsidiaries, or any ERISA Affiliate has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code; no lien imposed under the Code or ERISA on the assets of the Company, any of its Subsidiaries or any ERISA Affiliate exists or is likely to arise on account of any Plan or Multiemployer Plan, and the Company and its Subsidiaries may cease contributions to or terminate any Plan maintained by any of them without incurring any liability (other than ordinary administrative termination costs that are immaterial in nature).
(b)    Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities. All contributions required to be made with respect to a Foreign Pension Plan have been timely made. Neither the Company nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Company’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.
6.12    Properties. On and as of the Closing Date, neither the Company nor any of its Subsidiaries owns any Real Property. All Real Property leased by the Company or any of its Subsidiaries as of the Closing Date, and the nature of the interest therein, is set forth in Schedule 6.12 of the Company Disclosure Statement. Each of the Company and its Subsidiaries has a valid and defensible leasehold interest in the Real Property leased by it free and clear of all Liens other than Permitted Liens. The Company and its Subsidiaries have good and marketable title to all tangible personal property owned by them which is material to the business of the Company and its Subsidiaries, taken as a whole, in each case free and clear of all Liens other than Permitted Liens.
6.13    Capitalization. On and as of the Closing Date, the authorized and issued capital stock of the Company consists of shares of common stock and preferred stock as is set forth in Schedule 6.13 of the Company Disclosure Statement. Except as set forth in Schedule 6.13 of the Company Disclosure Statement, all such outstanding shares have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. As of the Closing Date except as set forth on Schedule 6.13 of the Company Disclosure Statement, (i) the Company does not have outstanding any capital stock or other securities convertible into or exchangeable for its capital stock or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights and (ii) after giving effect to the Transactions, the Company will not be subject to any obligation (contingent or otherwise) to repurchase, acquire or retire (x) any of its Equity Interests, or (y) any securities convertible into or exchangeable for any of its Equity Interests. The Common Shares have been duly and validly reserved for issuance and, when issued and delivered against payment therefor as provided herein, will be duly authorized, validly issued, fully paid and non-assessable and not subject to further assessment or charge by the Company and will be subject to no Liens created by or through the Company in respect of the issuance thereof. There are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Common Shares. The Company has not adopted any stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation or the laws of the State of Delaware which is or could become applicable to any Purchaser as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Common Shares and any Purchaser’s ownership of the Common Shares.
6.14    Subsidiaries. On and as of the Closing Date, the Company has no Subsidiaries other than those Subsidiaries listed on Schedule 6.14 of the Company Disclosure Statement. Schedule 6.14 of the Company Disclosure Statement sets forth, as of the Closing Date, the percentage ownership (direct and indirect) of the Company in each class of capital stock or other Equity Interests of each of its Subsidiaries and also identifies the direct owner thereof. All outstanding shares of Equity Interests of each Subsidiary of the Company have been duly and validly issued, are fully paid and non‑assessable and have been issued free of preemptive rights. No Subsidiary of the Company has outstanding any securities convertible into or exchangeable for its Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Equity Interests or any appreciation or similar rights. On the Closing Date, the Equity Interests of each Subsidiary are owned directly or indirectly by the Company, as disclosed on Schedule 6.14 of the Company Disclosure Statement.
6.15    Compliance with Statutes, etc. The Company and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
6.16    Investment Company Act. Neither the Company nor any of its Subsidiaries are an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
6.17    Environmental Matters.
(a)    The Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. There are no pending or, to the knowledge of the Company, threatened (in writing) Environmental Claims against the Company or any of its Subsidiaries or any Real Property owned, leased or operated by the Company or any of its Subsidiaries (including any such claim arising out of the ownership, lease or operation by the Company or any of its Subsidiaries of any Real Property formerly owned, leased or operated by the Company or any of its Subsidiaries but no longer owned, leased or operated by the Company or any of its Subsidiaries). There are no facts, circumstances, conditions or occurrences with respect to the business or operations of the Company or any of its Subsidiaries, or any Real Property owned, leased or operated by the Company or any of its Subsidiaries (including any Real Property formerly owned, leased or operated by the Company or any of its Subsidiaries but no longer owned, leased or operated by the Company or any of its Subsidiaries) or, to the knowledge of the Company, any property adjoining or adjacent to any such Real Property that would be reasonably expected (i) to form the basis of an Environmental Claim against the Company or any of its Subsidiaries or any Real Property owned, leased or operated by the Company or any of its Subsidiaries or (ii) to cause any Real Property owned, leased or operated by the Company or any of its Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by the Company or any of its Subsidiaries under any applicable Environmental Law.
(b)    Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property owned, leased or operated by the Company or any of its Subsidiaries or, to the knowledge of the Company, any property adjoining or adjacent to any Real Property, where such generation, use, treatment, storage, transportation or Release has violated or would be reasonably expected to violate any applicable Environmental Law or give rise to an Environmental Claim.
(c)    Notwithstanding anything to the contrary in this Section 6.17, the representations and warranties made in this Section 6.17 shall be untrue only if the effect of any or all conditions, violations, claims, restrictions, failures and noncompliance of the types described above would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
6.18    Employment and Labor Relations. Neither the Company nor any of its Subsidiaries are engaged in any unfair labor practice that would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against the Company or any of its Subsidiaries or, to the knowledge of the Company, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Company or any of its Subsidiaries or, to the knowledge of the Company, threatened against any of them, (b) no strike, labor dispute, slowdown or stoppage pending against the Company or any of its Subsidiaries or, to the knowledge of the Company, threatened (in writing) against the Company or any of its Subsidiaries, (c) no union representation question exists with respect to the employees of the Company or any of its Subsidiaries, (d) no equal employment opportunity charges or other claims of employment discrimination are pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (e) no wage and hour department investigation has been made of the Company or any of its Subsidiaries, except (with respect to any matter specified in clauses (a) through (e) above, either individually or in the aggregate) such as would not reasonably be expected to have a Material Adverse Effect.
6.19    Intellectual Property, etc.
(a)    Schedule 6.19(a) of the Company Disclosure Statement identifies all of the (i) internet web sites, internet domain names and URLs, (ii) trademark registrations and applications, (iii) material copyright registrations, and (iv) patents, and pending patent applications owned by the Company or any of its Subsidiaries on and as of the Closing Date. On and as of the Closing Date, all of the patents and patent applications included in Schedule 6.19(a)

of the Company Disclosure Statement and registrations and applications for registration of any other Intellectual Property included in Schedule 6.19(a) of the Company Disclosure Statement are recorded in the name of the Company or a Subsidiary and, except as would not reasonably be expected to have a Material Adverse Effect, all such registrations are in full force and effect, valid and enforceable and all maintenance and renewal fees relating thereto have been duly and timely paid. The Company and each of its Subsidiaries owns or has the right to use all the patents, trademarks, permits, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas necessary for the present conduct of its business, without any known conflict with the rights of others, except where such conflict or the failure to own or have the right to use, as the case may be, would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.
(b)    Except with respect to the required consents set forth in Schedule 6.19(b) of the Company Disclosure Statement, the Company and its Subsidiaries own (and after giving effect to the Transactions, will continue to own) all right, title and interest in and to, or have the right to use (and after giving effect to the Transactions, will continue to have the right to use) pursuant to a valid and enforceable written agreement, all Intellectual Property necessary to carry on the Business of the Company and its Subsidiaries as now conducted, free and clear of all Liens (except Permitted Liens), except where the failure to have any such right, title or interest would not reasonably be expected to have a Material Adverse Effect.
(c)    Except as disclosed in Schedule 6.19(c) of the Company Disclosure Statement, on and as of the Closing Date, to the knowledge of the Company, no Person has challenged in writing the validity, enforceability, use or ownership of any of the Intellectual Property used or held for use in the business of the Company or any of its Subsidiaries’ rights to any of such Intellectual Property, except where such challenge would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.
(d)    To the knowledge of the Company, neither the use of any Intellectual Property used or held for use in the business of the Company or any of its Subsidiaries, nor the conduct of the business carried on by the Company or any of its Subsidiaries, infringes, misappropriates or otherwise violates the intellectual property rights of any other Person in any manner that is material to the Company or any of its Subsidiaries, except where the infringement, misappropriation or other violation would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.
(e)    To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating the Company’s or any of its Subsidiaries’ rights to any Intellectual Property other than such infringements, misappropriation or violations which would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.
(f)    The Company and each of its Subsidiaries have taken commercially reasonable measures to protect its material confidential Intellectual Property.
6.20    Indebtedness. The financial statements described in Section 6.5 hereof and/or Schedule 6.20 of the Company Disclosure Statement set forth a list of all Indebtedness

(including Contingent Obligations) of the Company and its Subsidiaries as of the Closing Date of a principal amount in excess of $500,000 and which together with the Additional Loans, except for Indebtedness to be converted into Common Shares in the Transactions, is to remain outstanding after giving effect to the Transactions in each case showing the aggregate principal amount thereof.
6.21    Insurance. Schedule 6.21 of the Company Disclosure Statement sets forth a listing of all material insurance maintained by the Company and its Subsidiaries as of the Closing Date, with the amounts insured (and any deductibles) set forth therein. The Company and each of the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company believes to be prudent and customary in the businesses and locations in which the Company and the Subsidiaries are engaged. Neither the Company nor any of its Subsidiaries has received any notice of cancellation of any such insurance, nor, to the Company’s knowledge, will it or any Subsidiary be unable to renew their respective existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.
6.22    Material Contracts. Schedule 6.22 of the Company Disclosure Statement sets forth a true and complete list, as of the Closing Date, of all Material Contracts of the Company and its Subsidiaries. The Company and its Subsidiaries have furnished or made available to the Purchasers or their representatives true and complete copies of such Material Contracts, with all amendments, modifications and supplements thereto to the Closing Date. As of the Closing Date, each of such Material Contracts is valid, subsisting and in full force and effect. Neither the Company nor any of its Subsidiaries is in breach or violation of any of the terms, conditions or provisions of any of such Material Contracts, except for such breaches and violations thereof as in the aggregate do not and would not reasonably be expected to have a Material Adverse Effect, and to the knowledge of the Company no third party to any of such Material Contracts is in breach or violation of any of the terms, conditions or provisions thereof, except for such breaches and violations thereof as in the aggregate do not and would not reasonably be expected to have a Material Adverse Effect.
6.23    SEC Reports. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”), on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective filing dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from the SEC with respect to any SEC Reports.

6.24    Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company (or any Subsidiary) and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed and would have or reasonably be expected to have a Material Adverse Effect.
6.25    Transactions With Affiliates and Employees. Except as set forth in Schedule 6.25 of the Company Disclosure Statement or the SEC Reports and other than the grant of stock options or other equity awards that are not individually or in the aggregate material in amount, none of the officers or directors of the Company and, to the Company’s knowledge, none of the employees of the Company, is presently a party to any transaction with the Company or to a presently contemplated transaction (other than for services as employees, officers and directors) that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act.
6.26    Internal Accounting Controls. The Company maintains internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and such internal control over financial reporting is effective.
6.27    Sarbanes-Oxley; Disclosure Controls. The Company is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act), and such disclosure controls and procedures are effective.
6.28    Certain Fees. Except as set forth in Schedule 6.28 of the Company Disclosure Statement, no person or entity will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or a Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company.
6.29    Private Placement. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 5 hereof, no registration under the Securities Act is required for the offer and sale of the Common Shares by the Company to the Purchasers hereunder. Other than the Purchaser’s Representative(s), the Company did not utilize any broker, finder, seller or similar Person to solicit or arrange for the sale of the Common Shares.
6.30    No Integrated Offering. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 5 hereof, none of the Company, its Subsidiaries nor, to the Company’s knowledge, any of its Affiliates or any Person acting on its behalf has, directly or indirectly, at any time within the past six months, made any offers or sales of any Company security or solicited any offers to buy any security under circumstances that would eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by the Company of the Common Shares as contemplated hereby.

6.31    No General Solicitation or General Advertising. Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Common Shares.
6.32    Acknowledgment Regarding Purchasers’ Purchase of Securities. The Company acknowledges and agrees that each Purchaser is acting solely in the capacity of arm’s length purchaser with respect to the Transaction Documents and the Transactions and that no Purchaser is (i) an officer or director of the Company, (ii) except with respect to Plase HT, LLC, an “affiliate” of the Company (as defined in Rule 144) or (iii) except with respect to Plase HT, LLC, to the knowledge of the Company, a “beneficial owner” of more than 10% of the shares of Common Stock (as defined for purposes of Rule 13d-3 of the Exchange Act). The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the Transactions.
6.33    Foreign Corrupt Practices Act. Neither the Company, nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company (i) directly or indirectly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to foreign or domestic political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.
6.34    Registration Eligibility. The Company is eligible to register the resale of the Common Shares by the Purchasers using Form S-3 promulgated under the Securities Act.
7.     Deliveries; Closing Conditions; Deliverables.
7.1    Obligations on the Closing Date. On the Closing Date, the Company shall deliver to each Purchaser:
(a)    A certificate dated as of the Closing Date, executed by its Secretary, certifying (A) copies of the Certificate of Incorporation and the Company’s By-laws, (B) all resolutions of the Company Board and its stockholders related to the Transaction Documents and the Transactions, (C) certificates, as of the most recent practicable dates as to the corporate good standing of the Company and each Subsidiary issued by the Secretary of State of such entity’s jurisdiction of organization, as applicable, and as to the due qualification of the Company and each Subsidiary as a foreign corporation or other entity issued by the Secretary of State of each jurisdiction where material business is conducted by such entity; provided that such certificates as to due qualification as a foreign corporation or other entity unavailable on the Closing Date may be delivered within five (5) Business Days following the Closing Date; and (D) the incumbency, authority and specimen signature of each officer of the Company executing this Agreement or any other Transaction Document on behalf of the Company;

(b)    The Registration Rights Agreement, which shall be executed by the Company and be in full force and effect;
(c)    An opinion of counsel, which shall be in the form of Exhibit B hereto;
(d)    An opinion of in-house counsel, which shall be in the form of Exhibit C hereto;
(e)    A certificate, signed by the Company’s Senior Vice President Finance, certifying that the conditions specified in Sections 7.2(a)(i) and 7.2(a)(ii) hereof have been fulfilled; and
(f)    Evidence that the Company’s transfer agent has been irrevocably instructed to issue the Common Shares subscribed for by a Purchaser hereunder, registered in the name of such Purchaser or in such other name as shall be designated by such Purchaser, with such Common Shares to be delivered promptly following the Closing Date.
7.2    Condition to Purchasers’ and the Company’s Obligations. (a) The obligation of each Purchaser to consummate the Transactions on the Closing Date is subject to the satisfaction or waiver by such Purchaser of the following:
(i)    Each of the representations and warranties set forth in Section 6 hereof shall be true and correct in all respects, both as of the date hereof and as of the Closing Date as if made on the Closing Date (except to the extent expressly made solely as of the date hereof, in which case as of such date).
(ii)    The Company shall have complied in all material respects with all agreements, obligations and conditions contained herein required to be complied with by the Company prior to or at such Closing.
(iii)    Simultaneous purchase by each Purchaser of the Common Shares, such that the aggregate gross Purchase Consideration received by the Company on the Closing Date shall be no less than $10 million in cash (at $4.10 per Common Share) and the conversion of $5.9 million of existing First Lien Indebtedness (converting at $4.10 per Common Share) and all existing Second Lien Indebtedness (converting at $4.80 per Common Share) into Common Shares in the Transactions, except as set forth on Schedule 7.2(a)(iii) of the Company Disclosure Statement.
(iv)    At the time of the purchase by each Purchaser of the Common Shares, Barclays Bank PLC shall have informed the Company that it is prepared, subject to no further conditions, to fund the purchase of $21 million of Additional Loans concurrent with or immediately following the Closing.
(v)    The Credit Facility shall be amended to include a covenant requiring the Company to have (on a consolidated basis), at the end of each month, cash and cash equivalents of not less than $5.0 million and both immediately before and upon Closing, no default or event of default shall have occurred and be continuing under the Credit Facility, as amended.
(vi)    All Approvals, if any, which are required to be taken, given, obtained, filed or recorded, as the case may be, by or from or with (i) any Governmental Authority, (ii) any trustee or holder of any indebtedness, obligation or securities of the

Company or (iii) any other Person, in connection with the legal and valid execution and delivery by the Company of this Agreement, any other Transaction Document and the consummation of the Transactions contemplated hereby and thereby (including the issuance of the Common Shares), including, without limitation, those Approvals referenced in Section 6.4 of the Company Disclosure Statement and the consent of the holders of the Company’s First Lien Indebtedness to the incurrence of the Additional Loans, shall have been duly taken, given, obtained, filed or recorded, as the case may be, and all such Approvals shall be final, subsisting and in full force and effect on the Closing Date, and shall not be subject to any further proceedings or appeals or any conditions subsequent. The terms, provisions and conditions of all such Approvals shall be reasonably satisfactory to such Purchaser. Certified copies or other appropriate evidence of all such Approvals, in form, scope and substance satisfactory to such Purchaser shall have been delivered to such Purchaser.
(vii)    No provision of any applicable Law shall prohibit the acquisition or issuance of the Common Shares. Without limiting the generality of the foregoing, the sale and issuance of the Common Shares shall not be required to be registered under the Securities Act or under any applicable state securities law. Further, no Action shall be threatened or shall be pending in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated by this Agreement or any Transaction Document and no Order with respect thereto shall be in effect.
(viii)    There shall have been no Material Adverse Effect from and after the date hereof until the Closing.
(b)    The obligation of the Company to consummate the Transactions on the Closing Date is subject to the satisfaction or waiver by the Company of the following:
(i)    Barclays Bank PLC shall have informed the Company that it is prepared, subject to no further conditions, to fund the purchase of $21 million of Additional Loans concurrent with or immediately following the Closing.
7.3    Conduct Pending Closing. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, the Company shall, and shall cause each of its Subsidiaries to (i) conduct its business in the ordinary course of business, (ii) maintain its corporate existence, preserve intact its business organization and, except in the ordinary course of business, its assets, (iii) keep available the services of its present executive officers, (iv) maintain in effect the Material Contracts (subject to the expiration of any such Contract pursuant to its terms), and (v) preserve present material business relationships with suppliers, customers, licensees and other Persons.
7.4    Notice of Certain Events. The Company shall promptly notify the Purchaser’s Representative(s) (or such other designee as each Purchaser shall designate from time to time) and, in the case of each Purchaser without a Purchaser’s Representative, each Purchaser of any event, condition, fact, circumstance, occurrence, transaction or other item of which the Company becomes aware after the date hereof and prior to the Closing that would constitute a material violation or breach of this Agreement (or a material breach of any representation or warranty contained herein) or, if the same were to continue to exist as of the

Closing Date, would result in any of the conditions set forth in Section 7 hereof not to be satisfied.
8.    Post-Closing Covenants of the Company. The Company agrees that, following the Closing, it will do the following:
8.1    Use of Proceeds. The Company shall use the proceeds of this offering for general corporate purposes.
8.2    Securities Laws Disclosure; Publicity. On or before 9:00 a.m., New York City time, on the second Business Day immediately following the execution of this Agreement, the Company will file a Current Report on Form 8-K with the SEC describing the terms of the Transaction Documents (and including as exhibits to such Current Report on Form 8-K this Agreement and the Registration Rights Agreement). Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Purchaser that is not an Affiliate of the Company or any Affiliate or investment adviser of any such non-Affiliate Purchaser, or include the name of any such non-Affiliate Purchaser or any Affiliate or investment adviser of any such non-Affiliate Purchaser in any press release or filing with the SEC or any regulatory agency or trading market, without the prior written consent of such Purchaser, except (i) as required by federal securities law in connection with (A) any registration statement contemplated by the Registration Rights Agreement and (B) the filing of final Transaction Documents with the SEC and (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC, in which case the Company shall provide the Purchaser’s Representative(s) (or such other designee as each Purchaser shall designate from time to time) and, in the case of each Purchaser without a Purchaser’s Representative, each Purchaser with prior written notice of such disclosure permitted under this subclause (ii).
8.3    Form D and Blue Sky. The Company agrees to timely file a Form D with respect to the Common Shares as required under Regulation D. The Company, on or before the Closing Date, shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Common Shares for sale to the Purchasers at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States (or to obtain an exemption from such qualification). The Company shall make all filings and reports relating to the offer and sale of the Shares required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date.
8.4    No Integration. The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Common Shares in a manner that would require the registration under the Securities Act of the sale of the Common Shares to the Purchasers.
8.5    Pledge of Common Shares. Subject to applicable laws, the Company acknowledges and agrees that the Common Shares may be pledged by an Investor (as defined in the Registration Rights Agreement) in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Common Shares. Such a pledge of Common Shares shall not be deemed to be a transfer, sale or assignment of the Common Shares hereunder, and no Investor effecting such a pledge of Common Shares shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document.
9.    Restrictive Legends. The certificates evidencing the Common Shares shall be stamped or otherwise imprinted with a legend in substantially the following form and none of the Common Shares shall be sold or otherwise transferred except in accordance therewith. The Common Shares will bear the following legend:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SALE OR TRANSFER IS EFFECTIVE UNDER THE ACT, OR (II) THE TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE ACT AND, IF THE CORPORATION REQUESTS, AN OPINION SATISFACTORY TO THE CORPORATION TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.
The restrictive legend set forth above shall be removed and the Company shall issue a certificate without such restrictive legend or any other restrictive legend to the holder of the applicable Common Shares upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at the Depository Trust Company (“DTC”), if (i) such Common Shares are sold pursuant to an effective registration statement under the Securities Act, (ii) such Common Shares are sold or transferred pursuant to Rule 144, or (iii) such Common Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such securities and without volume or manner-of-sale restrictions. Following the earlier of (i) the effective date of a registration statement covering the resale of Common Shares or (ii) Rule 144 becoming available for the resale of the Common Shares, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to the Common Shares and without volume or manner-of-sale restrictions, the Company shall instruct its transfer agent to remove the legend from the Common Shares and shall cause its counsel to issue any legend removal opinion required by the transfer agent. Any fees (with respect to the transfer agent or Company counsel) associated with the issuance of such opinion or the removal of such legend shall be borne by the Company. If a legend is no longer required pursuant to the foregoing, the Company will no later than three (3) Business Days following the delivery by a Purchaser to the Company or the transfer agent (with notice to the Company) of a legended certificate or instrument representing such Common Shares (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer) and any required Rule 144 representation letter, deliver or cause to be delivered to such Purchaser a certificate or instrument (as the case may be) representing such Common Shares that is free from all restrictive legends. The Company may not make any notation on its records or give instructions to the transfer agent that enlarge the restrictions on transfer set forth in this Section 9. Certificates for the Common Shares free from all restrictive legends may be transmitted by the transfer agent to the Purchasers by crediting the account of the Purchaser’s prime broker with DTC as directed by such Purchaser.
10.    Indemnification.
10.1    Indemnification by the Company. In addition to the indemnity provided in the Registration Rights Agreement, the Company shall indemnify, defend and hold harmless each of the Purchasers, their respective Affiliates, the Purchaser’s Representative(s), the respective Representatives of the Purchasers and their Affiliates and the successors and assigns of each of the foregoing (collectively, the “Purchaser Group”) from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, but not limited to, interest, penalties and reasonable attorneys’ fees and expenses (collectively, “Actual Damages”), asserted against, imposed upon or incurred by the Purchaser Group or any member thereof, directly or indirectly, by reason of or resulting from the breach of any representation, warranty, covenant or agreement of the Company contained in any Transaction Document, any schedule thereto or in any other agreement or certificate delivered by or on behalf of the Company pursuant to any Transaction Document or in connection with the transactions contemplated thereby, regardless of whether such Actual Damages arise as a result of the negligence, strict liability or any other liability imposed under any theory of law or equity, or violation of any law by, the Company or any of its Affiliates, or their respective officers, employees, agents or consultants. If and to the extent that such indemnification is unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of such Actual Damages which shall be permissible under applicable Law. Such contribution shall be determined upon taking into account the relative benefits and relative fault of the parties hereto.
10.2    Notice and Defense of Claims. The parties’ obligations and liabilities hereunder with respect to claims resulting from the assertion of liability by the Purchaser Group (or any member thereof) or third parties shall be subject to the following terms and conditions:
(a)    Notice. The party seeking indemnification hereunder (each, an “Indemnified Party”) shall give prompt written notice to the Company of any claim or event known to it which does or may give rise to a claim by the Indemnified Party against the Company for which the Indemnified Party believes it is entitled to indemnification pursuant to this Section 10, stating the nature and basis of said claims or events and the amounts thereof, to the extent known, and in the case of any Action brought by any third party, a copy of any claim, process or legal pleadings with respect thereto promptly after any such documents are received by the Indemnified Party; provided, that the failure to provide timely notice shall not affect the Company’s indemnification obligations hereunder except to the extent the Company shall have been materially prejudiced thereby. Such notice shall be given in accordance with Section 11.2 hereof.
(b)    Third Party Claims or Actions.
(i)    In the event any Action is made or brought by any third party against an Indemnified Party, with respect to which the Company may have liability for Actual Damages under this Section 10, the Company shall, at its own expense, be entitled to participate in and, to the extent that it shall wish, to assume the defense, with independent counsel reasonably satisfactory to the Indemnified Party.
(ii)    If the Company elects to assume control of such defense or settlement, it shall conduct such defense or settlement in a manner reasonably satisfactory to and effective to protect, the Indemnified Party; and such party and its counsel will keep the Indemnified Party reasonably advised as to its conduct of such defense or settlement, and no compromise or settlement shall be agreed or made without the written consent of the Indemnified Party, which consent shall not be reasonably withheld. In any case, the Indemnified Party shall have the right to employ its own counsel and such counsel may participate in such Action, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party, when and as incurred, unless (A) the employment of counsel by the Indemnified Party has been authorized in writing by the Company, (B) the Company shall not in fact have employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such Action within five days after the Company has notice thereof, (C) the Company fails to conduct such defense or settlement in a reasonable manner, (D) the defense of the Indemnified Party by the Company would be inappropriate due to actual or potential conflicts of interest between such Indemnified Party and any other party represented by such counsel in such Action, or (E) the actual or potential defendants in, or targets of, any such Action include both the Indemnified Party and the Company, and the Indemnified Party reasonably determines that there may be legal defenses available to such Indemnified Party which are different from or in addition to those available to the Company. If any clause (A) through (E) of the preceding sentence shall be applicable, then the Indemnified Party shall have the right to employ one separate counsel (and any required local counsel) to direct or participate in the defense of such Action on behalf of the Indemnified Party and may contest, pay, settle or compromise any such claim on such terms and conditions as the Indemnified Party may determine (subject to the consent of the Company which shall not be unreasonably withheld), and the reasonable fees and disbursements of such one counsel (and local counsel) shall constitute Actual Damages hereunder.
(iii)    Each party shall keep each of the other parties hereto reasonably informed of such Action at all stages thereof whether or not such party is represented by its own counsel.
10.3    Payments. The indemnification required by this Section 10 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Actual Damages are incurred.
10.4    No Exclusive Remedy. For the avoidance of doubt, the provisions of this Section 10 shall not be any Purchaser’s exclusive remedy against the Company for any demand, claim, action or cause of action, assessment, loss, damage, liability, cost or expense.
11.    Miscellaneous.
11.1    Miscellaneous; Waivers and Amendments. Upon the approval of each Purchaser, the Company may amend or modify in any manner any term or provision of this Agreement or the rights and obligations hereunder of the Purchasers and the Company; provided that upon the approval of each Purchaser, as to such Purchaser, the obligations of the Company and the rights of such Purchaser under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely). No consideration shall be offered or paid to any Purchaser to amend or consent to a waiver or modification of any provision of any Transaction Document unless the same consideration is also offered to all Purchasers who then hold Common Shares (or are then entitled to purchase Common Shares under this Agreement).
11.2    Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be (i) hand delivered, (ii) mailed postage prepaid by registered or certified mail, (iii) sent by nationally recognized courier service, or (iv) transmitted by confirmed facsimile or other electronic transmission; provided that such facsimile or other electronic transmission be followed by notice via another method permitted hereby.
(a)    If to a Purchaser, solely to the person or department listed in the address of such Purchaser set forth under such Purchaser’s name on Schedule 1 hereto (or the address of such Purchaser or designee as such Purchaser shall designate in writing from time to time), with a copy to (which shall not constitute notice) the address listed under the address of such Purchaser on Schedule 1 hereto, as applicable.
or
(b)    If to the Company, addressed to the attention of its Chief Financial Officer at the most recent address listed on the cover page of its most recent filing with the SEC, with a copy to (which shall not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036-6522
Attention: Gregory A. Fernicola, Esq.
Facsimile No.: (212) 735-2000
or at such other address as the Company, any Purchaser’s Representative or any Purchaser may specify by written notice to each other, and each such notice, request, consent and other communication shall for all purposes of the Agreement be treated as being effective or having been given when delivered if delivered personally, if sent by mail, at the earlier of its receipt or seventy-two (72) hours after the same has been deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and postage prepaid as aforesaid, on the next Business Day if sent by overnight courier service or upon receipt of facsimile or other electronic confirmation if transmitted during regular business hours of the recipient and, if not, on the next Business Day.
11.3    Waiver of Defaults Under Second Lien Credit Agreement. The undersigned Purchasers that hold 100% of the outstanding Second Lien Indebtedness hereby waive all defaults, if any, under the Second Lien Credit Agreement arising out of the transactions contemplated hereby, including the use of the proceeds of this offering and the Second Lien Credit Agreement shall terminate upon consummation of the transactions contemplated hereby.
11.4    No Implied Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
11.5    Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the respective parties hereto, the successors and assigns of each Purchaser and the successors of the Company, whether so expressed or not. The Company may not assign any of its rights or obligations hereunder without the prior written consent of the Purchasers. A Purchaser may assign some or all of its rights hereunder without the consent of the Company, in which event such assignee shall be deemed to be a Purchaser hereunder with respect to such assigned rights. Except as expressly set forth herein, this Agreement shall not inure to the benefit of, or be enforceable by, any other Person.
11.6    Headings. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any provision of this Agreement.
11.7    Governing Law. The internal Laws, and not the Laws of conflicts (other than Section 5-1401 of the General Obligations Law of the State of New York), of New York shall govern the enforceability and validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.
11.8    Fees and Expenses. The Company shall pay the reasonable legal fees and expenses of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to certain Purchasers, incurred by such Purchasers in connection with the transactions contemplated by the Transaction Documents which shall equal $25,000, which amount shall be paid directly by the Company at the Closing or paid by the Company upon termination of this Agreement so long as such termination did not occur as a result of a material breach by such Purchasers of any of their obligations hereunder (as the case may be). Except as set forth above or elsewhere in the Transaction Documents, the parties hereto shall be responsible for the payment of all expenses incurred by them in connection with the preparation and negotiation of the Transaction Documents and the consummation of the Transactions.
11.9    Specific Performance. The parties hereto agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.
11.10    Exclusive Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions may be brought in any federal or state court located in the County and State of New York, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.2 hereof shall be deemed effective service of process on such party.
11.11    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
11.12    Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile or portable document format) and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.
11.13    Entire Agreement. This Agreement and the other Transaction Documents contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersede and replace all other prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof; provided, however, that nothing in this Agreement shall affect any existing confidentiality agreement with a Purchaser, which shall survive the execution and delivery of this Agreement and the other Transaction Documents.
11.14    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
11.15    Independent Nature of Purchasers. The obligations of each Purchaser under the Transaction Documents are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. The decision of each Purchaser to purchase Common Shares pursuant to the Transaction Documents has been made by such Purchaser independently of any other Purchaser and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any Subsidiary which may have been made or given by any other Purchaser or by any agent or employee of any other Purchaser, and no Purchaser and any of its agents or employees shall have any liability to any other Purchaser (or any other Person) relating to or arising from any such information, materials, statement or opinions. Nothing contained herein or in any Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser acknowledges that no other Purchaser (other than the Purchaser’s Representative, if any) has acted as agent for such Purchaser in connection with making its investment hereunder and that no Purchaser (other than the Purchaser’s Representative, if any) will be acting as agent of such Purchaser in connection with monitoring its investment in the Common Shares or enforcing its rights under the Transaction Documents. Each Purchaser shall be responsible only for its own representations, warranties, agreements and covenants hereunder. Each Purchaser shall be entitled to independently protect and enforce its rights arising out of the Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. It is expressly understood and agreed that each provision contained in this Agreement is between the Company and a Purchaser, solely, and not between the Company and the Purchasers collectively and not between and among the Purchasers.
11.16    Taxes and Filings. The Company shall pay all original issuance, transfer, stamp and other similar taxes payable in respect of the issuance of the Common Shares; provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of any Common Shares in a name other than that of a Purchaser, and the Company shall have no obligation to make any such issuance or delivery unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established to the reasonable satisfaction of the Company that such tax has been or will be paid. The Company shall make all appropriate filings required to be made under the laws of the State of Delaware and any other jurisdiction with respect to the transactions contemplated by this Agreement.
11.17    Survival. Except as otherwise set forth herein, all agreements, covenants, representations and warranties of the Company herein or of (or on behalf of) the Company in any certificates or other instruments delivered pursuant to this Agreement shall: (i) be deemed to be material and to have been relied upon by the Purchasers, notwithstanding any investigation heretofore or hereafter made by the Purchasers or on behalf of any one or more Purchasers, and (ii) not be limited or otherwise affected by any disposition of any Common Shares and survive the Closing; provided, however, that the representations and warranties of the Company shall expire 12 months following the Closing Date after which date, none of such representations and warranties shall survive; provided further, however, that the representations and warranties in Sections 6.1 (Company Status), 6.2 (Power and Authority), 6.3 (No Violation), 6.4 (Approvals) and 6.13 (Capitalization) shall survive indefinitely.
11.18    Remedies Cumulative, etc. No remedy herein conferred upon the Purchasers is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No course of dealing between the Company and the Purchasers or any subsequent holder of Common Shares and no delay or failure in exercising any rights hereunder in respect thereof shall operate as a waiver of or otherwise prejudice any of the rights or the rights of the Purchasers or holders of Common Shares. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Purchaser and each subsequent holder of Common Shares shall be entitled to specific performance of the agreements and obligations of the Company hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.
11.19    No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties hereto, their permitted successors and assigns, except as expressly provided in this Agreement.
11.20    Confidentiality. Each Purchaser, severally and not jointly with the other Purchasers, covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company as described in Section 8.2 hereof, such Purchaser will maintain the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Nothing in this Agreement shall effect any existing confidentiality agreement.
11.21    Termination. This Agreement may be terminated and the sale and purchase of the Common Shares abandoned at any time prior to the Closing by either the Company or, with respect to any Purchaser, by the Purchaser’s Representative(s) or, in the case of a Purchaser without a Purchaser’s Representative, the Purchaser upon written notice to the other, if the Closing has not been consummated on or prior to 5:00 p.m., New York City time, on the thirtieth day following the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 11.21 shall not be available to any Person whose failure to comply with its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such time. Nothing in this Section 11.21 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents. In the event of a termination pursuant to this Section, the Company shall promptly notify all non-terminating Purchasers. Upon a termination in accordance with this Section, the Company and the terminating Purchaser(s) shall not have any further obligation or liability (including arising from such termination) to the other, and no Purchaser will have any liability to any other Purchaser under the Transaction Documents as a result therefrom.
[Execution Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.
HUGHES TELEMATICS, INC.

By:     /s/ Craig Kaufmann
Name:    Craig Kaufmann
Title:    Senior Vice President Finance and
        Treasurer

THE PURCHASERS:

PAR INVESTMENT PARTNERS, L.P.
By:    PAR GROUP, L.P., its general partner
By:    PAR CAPITAL MANAGEMENT, INC., its     general partner

By:         /s/ Steven M. Smith
Name:    Steven M. Smith
Title:        Chief Operating Officer and General Counsel

PLASE HT, LLC
By:     Apollo Investment Fund V (PLASE), L.P.,
    its management company
By:    Apollo Advisors V, L.P.,
    its general partner
By:    Apollo Capital Management V, Inc.,
    its general partner
By:         /s/ Laurie Medley
    Name:    Laurie Medley
    Title:    Vice President

Wellington Trust Company, National Association Multiple Collective Investment Funds Trust II, Global Equities Portfolio

By: WELLINGTON MANAGEMENT COMPANY, LLP, as investment adviser

By:         /s/ Steven M. Hoffman
    Name:    Steven M. Hoffman
    Title:    Vice President & Counsel

Molson Coors (UK) Pension Plan

By: WELLINGTON MANAGEMENT COMPANY, LLP, as investment adviser

By:         /s/ Steven M. Hoffman
    Name:    Steven M. Hoffman
    Title:    Vice President & Counsel

Wellington Management Portfolios (Dublin) plc - US Capital Appreciation Equity Portfolio

By: WELLINGTON MANAGEMENT COMPANY, LLP, as investment adviser

By:         /s/ Steven M. Hoffman
    Name:    Steven M. Hoffman
    Title:    Vice President & Counsel

GAM Capital Appreciation Fund Inc

By: WELLINGTON MANAGEMENT COMPANY, LLP, as investment adviser

By:         /s/ Steven M. Hoffman
    Name:    Steven M. Hoffman
    Title:    Vice President & Counsel

The Hartford Growth Opportunities Fund

By: WELLINGTON MANAGEMENT COMPANY, LLP, as investment adviser

By:         /s/ Steven M. Hoffman
    Name:    Steven M. Hoffman
    Title:    Vice President & Counsel

Hartford Growth Opportunities HLS Fund

By: WELLINGTON MANAGEMENT COMPANY, LLP, as investment adviser

By:         /s/ Steven M. Hoffman
    Name:    Steven M. Hoffman
    Title:    Vice President & Counsel

Wellington Trust Company, National Association Multiple Collective Investment Funds Trust, Capital Appreciation Equity Portfolio

By: WELLINGTON MANAGEMENT COMPANY, LLP, as investment adviser

By:         /s/ Steven M. Hoffman
    Name:    Steven M. Hoffman
    Title:    Vice President & Counsel

The Ohio State University

By: WELLINGTON MANAGEMENT COMPANY, LLP, as investment adviser

By:         /s/ Steven M. Hoffman
    Name:    Steven M. Hoffman
    Title:    Vice President & Counsel

JHF II Alpha Opportunities Fund

By: WELLINGTON MANAGEMENT COMPANY, LLP, as investment adviser

By:         /s/ Steven M. Hoffman
    Name:    Steven M. Hoffman
    Title:    Vice President & Counsel

JHVIT Alpha Opportunities Trust

By: WELLINGTON MANAGEMENT COMPANY, LLP, as investment adviser

By:         /s/ Steven M. Hoffman
    Name:    Steven M. Hoffman
    Title:    Vice President & Counsel
Barclays Bank UK Retirement Fund

By: WELLINGTON MANAGEMENT COMPANY, LLP, as investment adviser

By:         /s/ Steven M. Hoffman
    Name:    Steven M. Hoffman
    Title:    Vice President & Counsel

Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Capital Appreciation Portfolio

By: WELLINGTON MANAGEMENT COMPANY, LLP, as investment adviser

By:         /s/ Steven M. Hoffman
    Name:    Steven M. Hoffman
    Title:    Vice President & Counsel

Wellington Management Portfolios (Luxembourg) - Global Select Capital Appreciation Equity Portfolio

By: WELLINGTON MANAGEMENT COMPANY, LLP, as investment adviser

By:         /s/ Steven M. Hoffman
    Name:    Steven M. Hoffman
    Title:    Vice President & Counsel

ASCEND PARTNERS FUND I LP

By: ASCEND CAPITAL LIMITED PARTNERSHIP,
its general partner

By: ASCEND CAPITAL, LLC, its general partner
By:     /s/ Malcolm Fairbairn
Name:    Malcolm Fairbairn
Title:    Managing Member

ASCEND PARTNERS FUND II LP

By: ASCEND CAPITAL LIMITED PARTNERSHIP,
its general partner

By: ASCEND CAPITAL, LLC, its general partner
By:     /s/ Malcolm Fairbairn
Name:    Malcolm Fairbairn
Title:    Managing Member

ASCEND PARTNERS FUND I, LTD.

By: ASCEND CAPITAL, LLC, as investment advisor
By:     /s/ Malcolm Fairbairn
Name:    Malcolm Fairbairn
Title:    Managing Member

ASCEND PARTNERS FUND II, LTD.

By: ASCEND CAPITAL, LLC, as investment advisor
By:     /s/ Malcolm Fairbairn
Name:    Malcolm Fairbairn
Title:    Managing Member

ASCEND PARTNERS FUND II BPO, LTD.

By: ASCEND CAPITAL, LLC, as investment advisor

By:     /s/ Malcolm Fairbairn
Name:    Malcolm Fairbairn
Title:    Managing Member

MAP 3 SEGREGATED PORTFOLIO - a segregated portfolio of LMA SPC

By: ASCEND CAPITAL LIMITED PARTNERSHIP,
as investment advisor

By: ASCEND CAPITAL, LLC, its general partner
By:     /s/ Malcolm Fairbairn
Name:    Malcolm Fairbairn
Title:    Managing Member

PERMAL ASCEND EQUITIES LTD.

By: ASCEND CAPITAL LIMITED PARTNERSHIP,
as investment advisor

By: ASCEND CAPITAL, LLC, its general partner
By:     /s/ Malcolm Fairbairn
Name:    Malcolm Fairbairn
Title:    Managing Member

VALLEY HIGH PARTNERS, LP

By: VALLEY HIGH CAPITAL, LLC, its general partner
By:     /s/ Malcolm Fairbairn
Name:    Malcolm Fairbairn
Title:    Managing Member

Sciens Group Alternative Strategies PPC Limited- Grey Iota Cell

By: ASCEND CAPITAL LIMITED PARTNERSHIP,
as investment advisor

By: ASCEND CAPITAL, LLC, its general partner
By:     /s/ Malcolm Fairbairn
Name:    Malcolm Fairbairn
Title:    Managing Member

RAHUL GANDHI
By:         /s/ Rahul Gandhi
Name:    Rahul Gandhi

STARPOINT PARTNERS LP

By:         /s/ Jonathon Aborn
Name:    Jonathon Aborn
Title:        Managing Member, Starpoint Capital

THE ENTITIES AND INDIVIDUALS DESIGNATED ON SCHEDULE 2 HERETO

By:             Zesiger Capital Group LLC,
            Attorney-in-Fact

By:          /s/ Robert K. Winters
Name:    Robert K. Winters
Title:        Managing Director

Exhibit 99.2

HUGHES TELEMATICS, INC.
REGISTRATION RIGHTS AGREEMENT

Dated as of October 7, 2011

THIS REGISTRATION RIGHTS AGREEMENT, dated as of October 7, 2011, by and among HUGHES TELEMATICS, INC., a Delaware corporation (the “Company”), and the entities and individuals designated on Schedule 1 hereto (each of which is herein referred to as an “Investor,” and together, the “Investors”).
In consideration of the mutual covenants and agreements herein contained and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. The following capitalized terms used herein have the following meanings:
“Agreement” means this Registration Rights Agreement, as amended, restated, supplemented or otherwise modified from time to time.
“Allowable Blackout Period” has the meaning set forth in Section 3.5 hereof.
“Blackout Period” has the meaning set forth in Section 3.5 hereof.
“Board” means the board of directors of the Company.
“Business Day” means any day that is not a Saturday or Sunday or a day on which banks are required or permitted to be closed in the State of New York.
“Closing Date” has the meaning set forth in the Purchase Agreement.
“Commission” means the Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.
“Common Shares” means the shares of Common Stock purchased by the Investors pursuant to the Purchase Agreement.
“Common Stock” means the common stock, par value $0.0001 per share, of the Company and any other capital stock of any class or series of the Company and any shares of capital stock issuable upon the conversion, exercise or exchange of securities of the Company convertible into, or exercisable or exchangeable for, any such common stock or other capital stock of the Company.
“Company” has the meaning assigned to it in the introductory paragraph of this Agreement.
“Contractual Securities” means collectively, (i) securities of the Company which are subject to an Existing Contract and (ii) Registrable Securities.

“Contractual Securityholders” means all Persons that hold Contractual Securities.
“Effectiveness Deadline” means, with respect to the initial Registration Statement, the earlier of (i) the nine month anniversary of the Filing Deadline (or the twelve month anniversary of the Filing Deadline in the event that such registration statement is subject to review by the Commission) and (ii) the fourth Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review.
“Effectiveness Period” has the meaning set forth in Section 3.3 hereof.
“Event” has the meaning set forth in Section 2.3 hereof.
“Event Date” has the meaning set forth in Section 2.3 hereof.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.
“Existing Contract” means any contract to which the Company is a party and in effect as of the date hereof, under which the Company may be required to register securities on the Registration Statement.
“Filing Deadline” has the meaning set forth in Section 2.1 hereof.
“Governmental Authority” means any federal, state, local or foreign government, executive official thereof, governmental or regulatory authority, agency or commission, including courts of competent jurisdiction, domestic or foreign.
“Indemnified Party” has the meaning set forth in Section 4.3 hereof.
“Indemnifying Party” has the meaning set forth in Section 4.3 hereof.
“Investors” has the meaning assigned to it in the introductory paragraph of this Agreement.
“Investor Representative” means, with respect to any Registrable Securityholder, such representative or representatives, if any, set forth on Schedule I hereto under the heading “Investor Representative” or as may be designated as such in the future by one or more of the Registrable Securityholders from time to time.
“Notices” has the meaning set forth in Section 7.2 hereof.
“Person” means an individual, a partnership (general or limited), a corporation, a limited liability company, an association, a joint stock company, Governmental Authority, a business or other trust, a joint venture, any other business entity or an unincorporated organization.

“Purchase Agreement” means that certain Stock Purchase Agreement, dated as of the date hereof, by and among the Company and the Investors.
“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registrable Securities” means all Common Shares, including any shares of Common Stock issued or issuable in respect of a stock split, distribution, anti-dilution adjustment or otherwise. Such securities shall cease to be Registrable Securities upon the earlier of the dates that: (a) the Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been Transferred in accordance with such Registration Statement; (b) such securities shall have been otherwise Transferred, new certificates for them not bearing a legend restricting further Transfer shall have been delivered by the Company and subsequent public distribution of them shall not require Registration under the Securities Act; (c) such securities shall have ceased to be outstanding; or (d) the Registrable Securities are saleable under Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 (including under Rule 144(c)(1) and Rule 144(i)(2)) and not subject to the volume restriction therein; provided, however, that if any shares of Common Stock cease to be Registrable Securities by virtue of clause (d) above and Rule 144 subsequently becomes unavailable to permit the resale thereof, such shares shall once again be considered Registrable Securities.
“Registrable Securityholders” means, for so long as any such Person holds Registrable Securities, collectively, (i) the Investors, and (ii) any Person who or which has acquired Registrable Securities.
“Registrable Securityholders Indemnified Party” has the meaning set forth in Section 4.1.
“Registration Statement” has the meaning set forth in Section 2.1 hereof; provided, that such meaning shall include any such registration statement that has previously become effective under the Securities Act and relates to the resale of the Registrable Securities.
“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such rule.
“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission as a replacement thereto having substantially the same effect as such rule.
“SEC Guidance” means (i) any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff and (ii) the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.
“Suspension Notice” has the meaning set forth in Section 3.5 hereof.
“Transfer” means to (a) directly or indirectly offer, sell, contract to sell, exchange, pledge or otherwise dispose of any Common Stock or other equity securities of the Company, (b) enter into any transaction which is designed to, or would reasonably be expected to, result in the disposition, whether by actual disposition or effective economic disposition due to cash settlement or otherwise, of Common Stock or other equity securities of the Company (including the filing or participation in the filing of a Registration Statement with the Commission), or (c) establish or increase a put equivalent position or liquidate or decrease a call equivalent position relating to Common Stock or other equity securities of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder. “Transferred” and “Transferee” each have a correlative meaning.

ARTICLE II
SHELF REGISTRATION RIGHTS
Section 2.1    Shelf Registration. The Company will cause a registration statement on Form S-3 (except if the Company is then ineligible to register for resale the Registrable Securities on Form S-3, in which case such registration shall be on such other form available to the Company to register for resale the Registrable Securities as a secondary offering) relating to the resale of the Registrable Securities by the Registrable Securityholders on a continuous basis pursuant to Rule 415 under the Securities Act (the “Registration Statement”), to be filed with the Commission as promptly as possible following the date hereof, and in any event no later than ten (10) days from the date hereof, subject to extension pursuant to Section 3.1 hereof (the “Filing Deadline”). Notwithstanding the registration obligations set forth in this Agreement, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the Registrable Securityholders thereof and use its commercially reasonable efforts to file amendments to the initial Registration Statement as required by the Commission and/or (ii) withdraw the initial Registration Statement and file a new Registration Statement, in either case covering the maximum number of Registrable Securities permitted to be registered by the Commission, on such form available to the Company to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or new Registration Statement, the Company shall be obligated to use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the SEC Guidance, including without limitation, Securities Act Rules’ Compliance and Disclosure Interpretation 612.09. In the event the Company amends the initial Registration Statement or files a new Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by the Commission or SEC Guidance provided to the

Company or to registrants of securities in general, one or more registration statements on such form available to the Company to register for resale those Registrable Securities that were not registered for resale on the initial Registration Statement, as amended, or the new Registration Statement. No Registrable Securityholder shall be named as an “underwriter” in any Registration Statement without such Registrable Securityholder’s prior written consent.
Section 2.2    The Company will use its commercially reasonable best efforts to cause each Registration Statement to become effective as soon as practicable after the date of such filing and in any event no later than the Effectiveness Deadline. The Company shall, by 9:30 a.m. New York City time on the first Business Day after the effective date of such Registration Statement, file a final prospectus with the Commission, as required by Rule 424(b) under the Securities Act.
Section 2.3    If: (i) a Registration Statement covering all of the Registrable Securities is not declared effective by the Commission (or otherwise does not become effective) for any reason on or prior to the Effectiveness Deadline, (ii) after its effective date, (A) such Registration Statement ceases for any reason (including without limitation by reason of a stop order, or the Company’s failure to update the Registration Statement), to remain continuously effective as to all Registrable Securities for which it is required to be effective or (B) the Holders are not permitted to utilize the Prospectus therein to resell such Registrable Securities, in the case of (A) and (B) (other than during an Allowable Blackout Period (as defined in Section 3.5 of this Agreement)), (iii) a Blackout Period (as defined in Section 3.5 of this Agreement) exceeds the length or number, in each case individually or in the aggregate, of an Allowable Blackout Period, or (iv) after the date nine months following the Closing Date, and only in the event a Registration Statement is not available to sell all Registrable Securities, the Company fails to file with the Commission any required reports under Section 13 or 15(d) of the Exchange Act such that it is not in compliance with Rule 144(c)(1) or Rule 144(i)(2) as a result of which the Registrable Securityholders who are not affiliates are unable to sell Registrable Securities without restriction under Rule 144 (or any successor thereto) (any such failure or breach in clauses (i) through (iv) above being referred to as an “Event,” and, for purposes of clauses (i), (ii) or (iv), the date on which such Event occurs and for purposes of clause (iii) the date on which such Allowable Blackout Period is exceeded, being referred to as an “Event Date”), then in addition to any other rights the Registrable Securityholders may have hereunder or under applicable law, on each such Event Date and on each monthly anniversary of each such Event Date (if the applicable Event shall not have been cured by such date) until the applicable Event is cured, the Company shall pay to each Holder an amount in cash, as liquidated damages and not as a penalty, equal to 1.0% of the aggregate purchase price paid by such Registrable Securityholder pursuant to the Purchase Agreement for any Registrable Securities held by such Registrable Securityholder on the Event Date. The parties agree that notwithstanding anything to the contrary herein, no liquidated damages shall be payable (i) if as of the relevant Event Date, the Registrable Securities may be sold by non-affiliates without volume or manner of sale restrictions under Rule 144 and the Company was in compliance with the current public information requirements under Rule 144 (including under Rule 144(c)(1) and Rule 144(i)(2)), as determined by counsel to the Company (which may be in-house counsel) pursuant to a written opinion letter to such effect, addressed and reasonably acceptable to the Company’s transfer agent and (ii) with respect to any period after the expiration of the

Effectiveness Period), and in no event shall the aggregate amount of liquidated damages payable to a Registrable Securityholder exceed, in the aggregate, twelve percent (12%) of the aggregate purchase price paid by such Registrable Securityholder pursuant to the Purchase Agreement. If the Company fails to pay any liquidated damages pursuant to this Section 2.3 in full within five (5) Business Days after the date payable, the Company will pay interest thereon at a rate of 1.0% per month (or such lesser maximum amount that is permitted to be paid by applicable law) to the Registrable Securityholder, accruing daily from the date such liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. The liquidated damages pursuant to the terms hereof shall apply on a daily pro-rata basis for any portion of a month prior to the cure of an Event, except in the case of the first Event Date. The Effectiveness Deadline for a Registration Statement shall be extended without default or liquidated damages hereunder in the event that the Company’s failure to obtain the effectiveness of the Registration Statement on a timely basis results from the failure of any Person to timely provide the Company with information requested by the Company and necessary to complete the Registration Statement in accordance with the requirements of the Securities Act (in which case the Effectiveness Deadline would be extended with respect to Registrable Securities; provided, that if the failure to provide such information is attributable to a Registrable Securityholder, such extension shall only apply to Registrable Securities held by such Registrable Securityholder).
ARTICLE III
REGISTRATION PROCEDURES
Section 3.1    Filings; Information. In no way limiting Section 2.3, the Company may postpone the filing of the Registration Statement if, based on the good faith judgment of the Board, such postponement is necessary in order to avoid premature disclosure of a matter the Board has determined would not be in the best interest of the Company to be disclosed at such time. The Company shall provide written notice to the Registrable Securityholders of any postponement of the filing of the Registration Statement pursuant to this Section 3.1. The Company may defer the filing of the Registration Statement pursuant to this Section 3.1 on one occasion only and for not more than 30 days.
Section 3.2    Copies. The Company shall, at least three (3) Business Days prior to filing the Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to such Registrable Securityholder, and, if requested in writing by any Registrable Securityholder, such holders’ legal counsel, copies of the Registration Statement as proposed to be filed, each amendment and supplement to the Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in the Registration Statement (including each preliminary prospectus) and, subject to prior receipt by the Company from a Registrable Securityholder of any confidentiality agreement as the Company may reasonably request, such other documents as any Registrable Securityholder or legal counsel for any Registrable Securityholder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Registrable Securityholder. Each Registrable Securityholder shall have the opportunity to review and comment on the Registration Statement or prospectus, or any amendment or supplement thereto. The Company shall make available to the Registrable Securityholders each letter written by or on behalf of the Company to the Commission or the staff of the Commission (or other governmental agency or self-regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange), and each item of correspondence from the Commission or the staff of the Commission (or other governmental agency or self-regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange), in each case relating to the Registration Statement.
Section 3.3    Effectiveness Period. After the Registration Statement has become effective, and subject to any Blackout Periods, the Company shall use its reasonable best efforts to keep such Registration Statement effective until the earlier of (i) the date that all Registrable Securities covered by such Registration Statement may be sold without volume or manner of sale restrictions under Rule 144, without the requirement for the Company to be in compliance with the current public information requirements under Rule 144 (including under Rule 144(c)(1) and Rule 144(i)(2)), as determined by counsel to the Company (which may be in-house counsel) pursuant to a written opinion letter to such effect, addressed and reasonably acceptable to the Company’s transfer agent, or (ii) such time as all Registrable Securities covered by the Registration Statement have been publicly sold either pursuant to the Registration Statement in accordance with the plan of distribution set forth therein or pursuant to Rule 144 (the “Effectiveness Period”). The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective and in compliance with the provisions of the Securities Act for the Effectiveness Period. Notwithstanding anything to the contrary set forth herein, the Effectiveness Period shall include any period during which any Registrable Securities cease to be saleable under Rule 144 by virtue of the Company’s failure to be in compliance with the current public information required under Rule 144 (including under Rule 144(c)(1) and Rule 144(i)(2)) or subject to any volume limitations on sale thereunder, and in the event the Company is not able to maintain the effectiveness of the Registration Statement following the occurrence of such failure or imposition of any volume limitation, the Company will use its reasonable best efforts to file with the Commission, as promptly as possible following such occurrence and in any event no later than sixty (60) days thereafter, a new Registration Statement covering all of the Registrable Securities, and shall otherwise comply with all of the provisions of this Agreement with respect to such new Registration Statement.
Section 3.4    Notification. After the filing of the Registration Statement and any amendment or supplement thereto, the Company shall immediately notify the Registrable Securityholders of such filing, and shall further notify the Registrable Securityholders immediately and confirm such advice in writing in all events within one (1) Business Day of the occurrence of any of the following: (i) when the Registration Statement becomes effective; (ii) when any post-effective amendment to the Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for (x) any amendment or supplement to the Registration Statement or any prospectus relating thereto or (y) a Suspension Notice. Within a reasonable time (but in no event more than five (5) Business Days) after a Registration Statement which covers Registrable Securities is ordered effective by the Commission, the Company shall deliver, or shall use reasonable efforts to cause legal counsel for the Company to deliver, to the transfer agent for such Registrable Securities (with copies to the Registrable Securityholders whose Registrable Securities are included in such Registration Statement) confirmation that such Registration Statement has been declared effective by the Commission in substantially the form attached hereto as Exhibit A, subject to modification as may be required by such transfer agent.
Section 3.5    Blackout Periods. Upon the happening of any event as a result of which (i) the prospectus included in the Registration Statement contains an untrue statement of a material fact or omits any material fact necessary to make the statements therein not misleading or (ii) the Company files a post-effective amendment to the Registration Statement, the Company shall promptly notify the Registrable Securityholders (such notice, a “Suspension Notice”) and each Registrable Securityholder will forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement for a reasonable length of time not to exceed 15 days (or not more than 60 days in the case of clause (ii) if the Commission has informed the Company that it intends to review the post-effective amendment) until such Registrable Securityholder is advised in writing by the Company that the use of the prospectus may be resumed (or the post-effective amendment has been declared effective, as applicable) and is furnished with a supplemented or amended prospectus (a “Blackout Period”); provided, however, that such postponement of sales of Registrable Securities by the Registrable Securityholders shall not exceed forty-five (45) days (or 60 days in the case of an event referenced in clause (ii) if the Commission has informed the Company that it intends to review the post-effective amendment) in the aggregate in any 12-month period. In any event, the Company shall not be entitled to deliver more than a total of three (3) Suspension Notices in any 12-month period. A Blackout Period that does not violate any of the restrictions on Blackout Periods set forth herein is referred to in this Agreement as an “Allowable Blackout Period.” In no event shall any such notice under this Section 3.5 contain any information which would constitute material, non-public information regarding the Company or any of its subsidiaries.
Section 3.6    Securities Laws Compliance. The Company shall use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions (domestic or foreign) as the Registrable Securityholders included in the Registration Statement may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Registrable Securityholders to consummate, and the Company shall not knowingly take any action that would otherwise restrict, the disposition of the Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction. The Company represents and warrants that no Registration Statement (including any amendments or supplements thereto and Prospectuses contained therein) shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein not misleading (except that the Company makes no representation or warranty with respect to information furnished to the Company by or on behalf of a Registrable Securityholder, any other security holder or any underwriters specifically for use therein).

Section 3.7    Records. The Company shall make available for inspection by the Registrable Securityholders and any attorney, accountant or other professional retained by any Registrable Securityholder, all financial and other records, pertinent corporate documents and properties of the Company as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any of them in connection with the Registration Statement, subject to prior receipt by the Company of any confidentiality agreements as the Company may reasonably request from the Registrable Securityholders and any attorney, accountant or other professional retained by any of the Registrable Securityholders, as applicable.
Section 3.8    Earnings Statement. The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its stockholders, not later than March 31 of the calendar year following the effectiveness of the Registration Statement (provided that if the Registration Statement is declared effective prior to March 31, 2012, such obligation shall relate to March 31, 2012) an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.
Section 3.9    Confidentiality. The Company will hold in confidence and will not make any disclosure of non-public information concerning any Registrable Securityholder unless (i) disclosure of such information is reasonably necessary to comply with federal or state securities laws, rules, statutes or regulations, (ii) the disclosure of such information is necessary to avoid or correct a misstatement or omission in the Registration Statement or other public filing by the Company, (iii) the release of such information is ordered pursuant to a subpoena or other order from a court or Governmental Authority of competent jurisdiction or is otherwise required by applicable law or legal process, or (iv) such Registrable Securityholder consents to the form and content of any such disclosure.
Section 3.10    Free Writing Prospectuses. Each of the Registrable Securityholders shall not, and shall not permit any officer, manager, broker or any other person acting on behalf of such Registrable Securityholder to use any free writing prospectus (as defined in Rule 405 under the Securities Act) in connection with the Registration Statement, without the prior written consent of the Company.
Section 3.11    Obligation to Suspend Distribution. Upon receipt of any Suspension Notice from the Company, each Registrable Securityholder shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement for a reasonable period of time as set forth in Section 3.5 until such Registrable Securityholder receives notice that the supplemented or amended prospectus has been filed and, if so directed by the Company, each Registrable Securityholder will deliver to the Company all copies, other than permanent file copies then in such holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.
Section 3.12    Registration Expenses. The Company shall bear all costs and expenses incurred in connection with the Registration Statement, and all expenses incurred in performing or complying with its other obligations under this Agreement, including, without limitation: (i) all registration, qualification and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses (including expenses of printing stock certificates and prospectuses); (iv) the Company's internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities, if any; (vi) Financial Industry Regulatory Authority fees; (vii) the fees and expenses of any special experts retained by the Company in connection with such Registration; (viii) transfer agent's and registrar's fees, (ix) cost of distributing Prospectuses in preliminary and final form as well as any supplements, thereto, (x) messenger, word processing, duplicating, telephone and delivery expenses incurred by the Company, and (xi) Securities Act liability insurance, if the Company purchases such insurance. The Company shall have no obligation to pay any selling commissions attributable to the Registrable Securities being sold by the holders thereof, which selling commissions shall be borne by such holders.
Section 3.13    Information. Each of the Registrable Securityholders shall provide such information as may reasonably be requested (based on the advice of counsel) by the Company, in connection with the preparation of the Registration Statement, including amendments and supplements thereto. At least five (5) Business Days prior to the first anticipated filing date of the Registration Statement, the Company shall notify each Registrable Securityholder of the information the Company requires from such holder if such holder elects to have any of its Registrable Securities included in the Registration Statement. The Company's obligations under Article II hereof to file the Registration Statement and use its commercially reasonable best efforts to have the Registration Statement declared effective and to maintain the effectiveness of the Registration Statement for the Effectiveness Period, with respect to each Registrable Securityholder, are conditioned on the receipt of such information and to the extent any Registrable Securityholder has failed to provide the Company with such information, the Company's obligations with respect to such Registrable Securityholder (but not with respect to any other Registrable Securityholder) will be suspended (but not otherwise diminished) until such requested information has been provided to the Company.
Section 3.14    Allocation of Registrable Securities. The initial number of Registrable Securities included in any Registration Statement and any increase in the number of Registrable Securities included therein shall be allocated pro rata among the Investors based on the number of Registrable Securities held by each Investor at the time the Registration Statement covering such initial number of Registrable Securities, or increase thereof, is declared effective by the Commission. In the event that an Investor sells or otherwise transfers any of such Investor's Registrable Securities, each transferee shall be allocated a pro rata portion of the then remaining number of Registrable Securities included in such Registration Statement for such transferor.
Section 3.15    Required Underwriter. If any Registrable Securityholder is required under applicable securities laws to be described in the Registration Statement as an underwriter and provided such Registrable Securityholder has not breached its representation in Section 5.4 of the Purchase Agreement, at the reasonable request of such Registrable Securityholder, the Company shall use its reasonable efforts to furnish to such Registrable Securityholder, on the date of the effectiveness of the Registration Statement and thereafter from time to time on such dates as such Registrable Securityholder may reasonably request (i) a letter, dated such date, from the Company’s independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering of securities such as the Common Shares, addressed to such Registrable Securityholder, and (ii) an opinion, dated such date, of counsel representing the Company, including in-house counsel to the Company (as to matters typically opined on by in-house counsel), for purposes of such Registration Statement, in form, scope and substance as is customarily given in an underwritten public offering of securities such as the Common Shares, addressed to such Registrable Securityholder.
ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
Section 4.1    Indemnification by the Company. The Company agrees to indemnify and hold harmless to the fullest extent permitted by law each Registrable Securityholder, each of such Registrable Securityholder’s respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls a Registrable Securityholder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, a “Registrable Securityholder Indemnified Party”), from and against any expenses, losses, judgments, claims, damages, liabilities or actions, whether joint or several, arising out of or based upon any untrue statement or allegedly untrue statement of a material fact contained in the Registration Statement, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arising out of or based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation or alleged violation by the Company of the Securities Act, the Exchange Act or other applicable federal, state, “blue sky” or common law or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with the Registration Statement. The Company shall promptly reimburse the Registrable Securityholder Indemnified Party for any legal and any other expenses reasonably incurred by such Registrable Securityholder Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that the Company will not be liable to any Registrable Securityholder Indemnified Party in any such case to the extent that any such expense, loss, judgment, claim, damage, liability or action arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in the Registration Statement, any preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such Registrable Securityholder Indemnified Party expressly for use therein.
Section 4.2    Indemnification by the Registrable Securityholders. Each selling Registrable Securityholder hereby agrees to indemnify and hold harmless the Company, each of its directors and officers, and each other selling holder and each other person, if any, who controls another selling holder within the meaning of the Securities Act, against any losses, judgments, claims, damages, liabilities or actions, whether joint or several, insofar as such losses, judgments, claims, damages, liabilities or actions arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in the Registration Statement, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each other selling holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, judgment, claim, damage, liability or action. Notwithstanding anything to the contrary contained herein, each selling holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling holder upon the sale of the Registrable Securities pursuant to the Registration Statement giving rise to such indemnification obligation.
Section 4.3    Conduct of Indemnification Proceedings. Promptly after receipt by any Person of any notice of any loss, judgment, claim, damage, liability or action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such Person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other Person for indemnification hereunder, notify such other Person (the “Indemnifying Party”) in writing of the loss, judgment, claim, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling Persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

Section 4.4    Contribution.
(a)    If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, judgment, claim, damage, liability or action referred to herein, then the Company (including, for this purpose, any contribution made by or on behalf of any officer of the Company who signed the Registration Statement and any controlling person of the Company within the meaning of the Securities Act) and each Registrable Securityholder whose Registrable Securities are included in the Registration Statement (including, for this purpose, any contribution made by or on behalf of such Registrable Securityholder), shall contribute to the loss, judgment, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Company and the Registrable Securityholders in connection with the actions or omissions which resulted in such loss, judgment, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or such Registrable Securityholder and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
(b)    The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined on a pro rata basis or by any other method of allocation which does not take account of the equitable considerations referred to in Section 4.4(a).
(c)    The amount paid or payable by an Indemnified Party as a result of any loss, judgment, claim, damage, liability or action referred to in Section 4.4(a) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4(c), no Registrable Securityholder shall be required to contribute, in the aggregate, any amount in excess of the dollar amount by which the net proceeds actually received by such holder from the sale of Registrable Securities that gave rise to such contribution obligation exceeds the amount of any damages that such Registrable Securityholder has otherwise been required to pay under Section 4.2 by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. This Section 4.4 is intended to supersede any right to contribution under the Securities Act, the Exchange Act or otherwise.
ARTICLE V
RULE 144 REPORTING
Section 5.1    Rule 144. The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the Registrable Securityholders may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without Registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission. The foregoing shall in no way reduce the rights of Registrable Securityholders hereunder. The Company agrees at its cost and expense to use its reasonable best efforts to: (i) make and keep available current public information about the Company in compliance with Rule 144(c)(1) and Rule 144(i)(2) under the Securities Act; (ii) file with the Commission in a timely manner all reports and other documents the Company may be required to file under the Exchange Act; and (iii) furnish to each Registrable Securityholder, promptly upon request, a written statement by the Company as to its compliance with the reporting requirements of the Exchange Act.

ARTICLE VI
TERMINATION; MERGERS AND RECAPITALIZATIONS
Section 6.1    Termination. This Agreement shall terminate with respect to any Registrable Securityholder (but not with respect to any other Registrable Securityholder) on the date on which such Registrable Securityholder no longer owns any Registrable Securities. This Agreement will terminate on the date on which there are no Registrable Securities outstanding. Notwithstanding the foregoing,(i) the provisions of Section 2.3 (with respect to any accrued obligation to pay liquidated damages thereunder, as well as any interest thereon) and Article IV shall survive any termination of this Agreement and (ii) to the extent any shares of Common Stock that have ceased to be Registrable Securities once again become Registrable Securities in accordance with the proviso at the end of the definition of “Registrable Securities,” then this Agreement shall be revived and once again effective.
Section 6.2    Mergers and Recapitalizations.
(a)    The Company shall not, directly or indirectly, effect a change of control or reorganization event of the Company in which the Company shall not be the surviving entity unless the proposed surviving entity shall, prior to effecting a change of control or reorganization event of the Company, agree in writing to assume the obligations of the Company under this Agreement, and for that purpose references hereunder to “Registrable Securities” shall be deemed to be references to the securities that the Registrable Securityholders would be entitled to receive in exchange for Registrable Securities under the terms of any such agreement to effect a change of control or reorganization event of the Company; provided, however, that the provisions of this Section 6.2 shall not apply in the event of any merger, consolidation, or reorganization in which the Company is not the surviving corporation if all the Registrable Securityholders are entitled to receive in exchange for their Registrable Securities consideration consisting solely of (A) cash, (B) securities of the acquiring corporation that may be immediately sold to the public without registration under the Securities Act, or (C) a combination of the consideration described in both clauses (A) and (B).

(b)    If, and as often as, there is any change in the Common Stock by way of a stock split, combination, stock dividend, reclassification, or the like, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof so that the rights and privileges granted hereby to the Registrable Securityholders with respect to the Registrable Securities shall not be diminished or adversely affected.
(c)    If requested by the Registrable Securityholders, the proposed surviving entity to any change of control or reorganization event of the Company (if other than the Company) pursuant to Section 6.2(a) above shall further evidence such surviving entity’s obligations under this Section 6.2 by executing and delivering to the Registrable Securityholders a written agreement to such effect in form and substance satisfactory to the Registrable Securityholders.
ARTICLE VII
MISCELLANEOUS
Section 7.1    Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the parties hereunder may be freely assigned or delegated by such parties in conjunction with and to the extent of any Transfer of Registrable Securities by any Registrable Securityholder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and their transferees. This Agreement is not intended to confer any rights or benefits on any Persons that are not party hereto, other than (i) permitted successors and assigns and (ii) Indemnified Parties.
Section 7.2    Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be mailed, postage prepaid by registered or certified mail, delivered by reputable courier service with charges prepaid, personally delivered or transmitted, confirmed facsimile or email with immediate telephone confirmation thereafter, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of delivery or transmission if personally delivered or transmitted by facsimile or email; provided, however, that if such delivery or transmission is not on a Business Day or is after normal business hours, then such notice shall be deemed given on the next Business Day. Notice sent by courier shall be deemed given on the next Business Day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery. Notice sent by mail shall be deemed given at the earlier of its receipt and 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of U.S. mail.
(a)    If to the Company, addressed to the attention of its Chief Financial Officer at the most recent address listed on the cover page of its most recent filing with the Commission, with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036-6522
Attention: Gregory A. Fernicola, Esq.
Facsimile No.: (212) 735-2000

(b)    If to a Registrable Securityholder, solely to the person or department listed in the address of such Registrable Securityholder set forth under such Registrable Securityholder’s name on Schedule 1 hereto (or the address of such Registrable Securityholder or designee as such Registrable Securityholder shall designate in writing from time to time), with a copy to (which shall not constitute notice) the address listed under the address of such Registrable Securityholder on Schedule 1 hereto, as applicable.
Notwithstanding the foregoing, (i) all notices and other communications pursuant to Articles II and III hereof to a Registrable Securityholder may be given by the Company by e-mail transmission to the e-mail addresses furnished by each Registrable Securityholder to the Company, (ii) any notice, document or instruction hereunder to a Registrable Securityholder represented by an Investor Representative may be given solely to such Investor Representative on behalf of such Registrable Securityholder and any notice, document or instruction hereunder to the Company by a Registrable Securityholder represented by an Investor Representative may be given solely by such Investor Representative on behalf of such Registrable Securityholder and (iii) the Company shall not send notices or other communications to any other person acting on behalf of a Registrable Securityholder without the prior written consent of the person or department identified in the address for such Registrable Securityholder on Schedule 1 hereto.
Section 7.3    Investor Representative. If any Registrable Securityholder has designated an Investor Representative, such Investor Representative shall be entitled to exercise any of the rights hereunder of such Registrable Securityholder, including the making of any request or demand hereunder (or responding to any demand or request made by the Company) on behalf of such Registrable Securityholder and the Registrable Securityholder shall be bound by any such action (or inaction) taken (or failed to be taken) on its behalf.
Section 7.4    Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.
Section 7.5    Counterparts. This Agreement may be executed in multiple counterparts (including by facsimile or .pdf), each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.
Section 7.6    Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.
Section 7.7    Modifications and Amendments. This Agreement can be modified or amended only with the prior written consent of the Company and the Registrable Securityholders.
Section 7.8    Joinder. Prior to any Transfer to any transferee, such transferee must become bound to this Agreement and all of the rights, duties and obligations set forth herein by executing a joinder to this Agreement.
Section 7.9    Titles and Headings. Titles and headings of articles and sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.
Section 7.10    Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the parties to this Agreement may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.
Section 7.11    Governing Law. This Agreement shall be governed by, interpreted under and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within the State of New York, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.
Section 7.12    Waiver of Trial by Jury. Each party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement or the transactions contemplated hereby.
Section 7.13    Exclusive Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may only be brought in any federal or state court located in the County and State of New York, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction or any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.2 shall be deemed effective service of process on such party.
Section 7.14    Construction. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any provision of this Agreement. This Agreement shall be deemed to have been drafted by both the Company and the Registrable Securityholders and shall not be construed against either party as the principal draftsperson hereof. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder and any applicable common law, unless the context requires otherwise. The word “including” shall mean including, without limitation, and is used in an illustrative sense rather than a limiting sense. Terms used with initial capital letters will have the meanings specified applicable to singular and plural forms for all purposes of this Agreement. Reference to any gender will be deemed to include all genders and neutral form.
Section 7.15    No Piggyback on Registrations. Neither the Company nor any of its security holders (other than the Contractual Securityholders) may include securities of the Company in a Registration Statement hereunder other than the Contractual Securities.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.
HUGHES TELEMATICS, INC.

By:     /s/ Craig Kaufmann
Name:    Craig Kaufmann
Title:    Senior Vice President Finance and
        Treasurer

THE INVESTORS:

PAR INVESTMENT PARTNERS, L.P.
By:    PAR GROUP, L.P., its general partner
By:    PAR CAPITAL MANAGEMENT, INC., its     general partner

By:         /s/ Steven M. Smith
Name:    Steven M. Smith
Title:        Chief Operating Officer and General Counsel

PLASE HT, LLC
By:     Apollo Investment Fund V (PLASE), L.P.,
    its management company
By:    Apollo Advisors V, L.P.,
    its general partner
By:    Apollo Capital Management V, Inc.,
    its general partner
By:         /s/ Laurie Medley
    Name: Laurie Medley
    Title:    Vice President

Wellington Trust Company, National Association Multiple Collective Investment Funds Trust II, Global Equities Portfolio

By: WELLINGTON MANAGEMENT COMPANY, LLP, as investment adviser

By:         /s/ Steven M. Hoffman
    Name: Steven M. Hoffman
    Title:    Vice President & Counsel
Molson Coors (UK) Pension Plan

By: WELLINGTON MANAGEMENT COMPANY, LLP, as investment adviser

By:         /s/ Steven M. Hoffman
    Name: Steven M. Hoffman
    Title:    Vice President & Counsel
Wellington Management Portfolios (Dublin) plc - US Capital Appreciation Equity Portfolio

By: WELLINGTON MANAGEMENT COMPANY, LLP, as investment adviser

By:         /s/ Steven M. Hoffman
    Name: Steven M. Hoffman
    Title:    Vice President & Counsel
GAM Capital Appreciation Fund Inc

By: WELLINGTON MANAGEMENT COMPANY, LLP, as investment adviser

By:         /s/ Steven M. Hoffman
    Name: Steven M. Hoffman
    Title:    Vice President & Counsel

The Hartford Growth Opportunities Fund

By: WELLINGTON MANAGEMENT COMPANY, LLP, as investment adviser

By:         /s/ Steven M. Hoffman
    Name: Steven M. Hoffman
    Title:    Vice President & Counsel

Hartford Growth Opportunities HLS Fund

By: WELLINGTON MANAGEMENT COMPANY, LLP, as investment adviser

By:         /s/ Steven M. Hoffman
    Name: Steven M. Hoffman
    Title:    Vice President & Counsel

Wellington Trust Company, National Association Multiple Collective Investment Funds Trust, Capital Appreciation Equity Portfolio

By: WELLINGTON MANAGEMENT COMPANY, LLP, as investment adviser

By:         /s/ Steven M. Hoffman
    Name: Steven M. Hoffman
    Title: Vice President & Counsel

The Ohio State University

By: WELLINGTON MANAGEMENT COMPANY, LLP, as investment adviser

By:         /s/ Steven M. Hoffman
    Name: Steven M. Hoffman
    Title:    Vice President & Counsel

JHF II Alpha Opportunities Fund

By: WELLINGTON MANAGEMENT COMPANY, LLP, as investment adviser

By:         /s/ Steven M. Hoffman
    Name: Steven M. Hoffman
    Title:    Vice President & Counsel

JHVIT Alpha Opportunities Trust

By: WELLINGTON MANAGEMENT COMPANY, LLP, as investment adviser

By:         /s/ Steven M. Hoffman
    Name: Steven M. Hoffman
    Title:    Vice President & Counsel
Barclays Bank UK Retirement Fund

By: WELLINGTON MANAGEMENT COMPANY, LLP, as investment adviser

By:         /s/ Steven M. Hoffman
    Name: Steven M. Hoffman
    Title:    Vice President & Counsel
Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Capital Appreciation Portfolio

By: WELLINGTON MANAGEMENT COMPANY, LLP, as investment adviser

By:         /s/ Steven M. Hoffman
    Name: Steven M. Hoffman
    Title:    Vice President & Counsel

Wellington Management Portfolios (Luxembourg) - Global Select Capital Appreciation Equity Portfolio

By: WELLINGTON MANAGEMENT COMPANY, LLP, as investment adviser

By:         /s/ Steven M. Hoffman
    Name: Steven M. Hoffman
    Title:    Vice President & Counsel

ASCEND PARTNERS FUND I LP

By: ASCEND CAPITAL LIMITED PARTNERSHIP,
its general partner

By: ASCEND CAPITAL, LLC, its general partner
By:     /s/ Malcolm Fairbairn
Name:    Malcolm Fairbairn
Title:    Managing Member

ASCEND PARTNERS FUND II LP

By: ASCEND CAPITAL LIMITED PARTNERSHIP,
its general partner

By: ASCEND CAPITAL, LLC, its general partner
By:     /s/ Malcolm Fairbairn
Name:    Malcolm Fairbairn
Title:    Managing Member

ASCEND PARTNERS FUND I, LTD.

By: ASCEND CAPITAL, LLC, as investment advisor
By:     /s/ Malcolm Fairbairn
Name:    Malcolm Fairbairn
Title:    Managing Member

ASCEND PARTNERS FUND II, LTD.

By: ASCEND CAPITAL, LLC, as investment advisor
By:     /s/ Malcolm Fairbairn
Name:    Malcolm Fairbairn
Title:    Managing Member

ASCEND PARTNERS FUND II BPO, LTD.

By: ASCEND CAPITAL, LLC, as investment advisor
By:     /s/ Malcolm Fairbairn
Name:    Malcolm Fairbairn
Title:    Managing Member

MAP 3 SEGREGATED PORTFOLIO - a segregated portfolio of LMA SPC

By: ASCEND CAPITAL LIMITED PARTNERSHIP,
as investment advisor

By: ASCEND CAPITAL, LLC, its general partner
By:     /s/ Malcolm Fairbairn
Name:    Malcolm Fairbairn
Title:    Managing Member

PERMAL ASCEND EQUITIES LTD.

By: ASCEND CAPITAL LIMITED PARTNERSHIP,
as investment advisor

By: ASCEND CAPITAL, LLC, its general partner
By:     /s/ Malcolm Fairbairn
Name:    Malcolm Fairbairn
Title:    Managing Member

VALLEY HIGH PARTNERS, LP

By: VALLEY HIGH CAPITAL, LLC, its general partner

By:     /s/ Malcolm Fairbairn
Name:    Malcolm Fairbairn
Title:    Managing Member

Sciens Group Alternative Strategies PPC Limited- Grey Iota Cell

By: ASCEND CAPITAL LIMITED PARTNERSHIP,
as investment advisor

By: ASCEND CAPITAL, LLC, its general partner
By:     /s/ Malcolm Fairbairn
Name:    Malcolm Fairbairn
Title:    Managing Member

RAHUL GANDHI
By:         /s/ Rahul Gandhi
Name:    Rahul Gandhi

STARPOINT PARTNERS LP

By:         /s/ Jonathon Aborn
Name:    Jonathon Aborn
Title:        Managing Member, Starpoint Capital

THE ENTITIES AND INDIVIDUALS DESIGNATED ON SCHEDULE 2 HERETO

By:             Zesiger Capital Group LLC,
            Attorney-in-Fact

By:          /s/ Robert K. Winters
Name:    Robert K. Winters
Title:        Managing Director

Exhibit 99.3

SIXTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

SIXTH AMENDMENT (this “Amendment”), dated as of October 7, 2011, to the Amended and Restated Credit Agreement, dated as of April 9, 2008 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among HUGHES TELEMATICS, INC., a Delaware corporation (“Borrower”), Networkfleet, Inc., a Delaware corporation (“Networkfleet”), HTI International, Inc. (“HTI International”), HTI IP, LLC (“HTI IP” and together with Networkfleet, HTI International, HTI IP and the Borrower, the “Credit Parties”), the lenders party thereto (the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and MORGAN STANLEY & CO. INCORPORATED, as collateral agent. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Credit Agreement.
RECITALS
A.    Borrower, the Administrative Agent, the Lenders and other parties thereto are party to the Credit Agreement.
B.    Borrower has requested that certain amendments be made to the Credit Agreement as set forth herein.
C.    The Lenders signatory hereto have consented to this Amendment on the terms and subject to the conditions set forth herein.
D.    Certain financial institutions or entities set forth on Exhibit A hereto (the “Additional Lenders”) have consented to this Amendment on the terms and subject to the conditions set forth herein and on the Sixth Amendment Effective Date shall provide certain loans to the Borrower pursuant to the terms of this Amendment and be Lenders under the Credit Documents.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.Amendments to Credit Agreement. As of the Sixth Amendment Effective Date (as defined below) and subject to the satisfaction of the conditions set forth in Section 2 hereof, the Credit Agreement shall be amended as set forth below:
(a)    Amendments to Section 1.01 – Defined Terms. Section 1.01 of the Credit Agreement is hereby amended by:
(i)    adding the following definitions to Section 1.01, which shall be inserted in the proper alphabetical order.
“Additional Lender” shall mean any Lender of an Additional Loan.
“Additional Loan” shall have the meaning provided in Section 2.01(d).

“Additional Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 1.01(c) directly below the column entitled “Additional Loan Commitments,” as the same may be terminated pursuant to Sections 3.02 or 9, as applicable.
“Additional Loan Commitment Agreement” shall mean an agreement, by the Additional Lender and agreed to by the Credit Parties, the Administrative Agent and the Collateral Agent, evidencing the Additional Lender’s Additional Loan Commitment.
“Additional Loan Maturity Date” shall mean March 31, 2013.
“Eligible Accounts” shall mean the Accounts (as defined in the Guarantee and Collateral Agreement) of the Borrower and its Subsidiaries owed by any of the entities listed in Schedule 1.01(d).
“Permitted Cure Security” shall mean any equity security of the Borrower having no mandatory redemption, repurchase, repayment or similar requirements prior to the date which occurs six calendar months after the Maturity Date and upon which all dividends or distributions, at the election of the Borrower, may be payable in additional shares of such equity security.
"Second Lien Lenders" means the Lenders (as defined in the Second Lien Credit Agreement dated as of December 17, 2009, among Borrower, Plase HT, LLC, as administrative agent and collateral agent and the other “Lenders” a party thereto).
“Sixth Amendment” shall mean that certain Sixth Amendment to Credit Agreement dated as of October 7, 2011.
“Sixth Amendment Effective Date” shall have the meaning set forth in the Sixth Amendment.
“Specified Equity Conversion” shall have the meaning set forth in Section 4.05.
"Specified Equity Issuance" means the issuance and sale of common stock of the Company for certain cash consideration pursuant to the Specified Stock Purchase Agreement.
“Specified Lender” means Plase HT, LLC.
“Specified Lender’s Outstanding Loans” means the outstanding principal amount and accrued and unpaid interest of the Loans existing immediately prior to the Sixth Amendment Effective Date in favor of the Specified Lender.
“Second Lien Outstanding Loans” means the outstanding principal amount and accrued and unpaid interest of the Loans (as defined in the Second Lien Credit Agreement dated as of December 17, 2009 (as amended, supplemented or otherwise modified from time to time), among Borrower, Plase HT, LLC, as administrative agent and collateral agent and the other “Lenders” a party thereto) existing immediately prior to the Sixth Amendment Effective Date.

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"Specified Stock Purchase Agreement" means that certain Stock Purchase Agreement, dated on or about the Sixth Amendment Effective Date, by and among the Borrower and the purchasers set forth therein.
(ii)    adding the words “, the Additional Loan Commitment” after the words “Initial Loan Commitment” in the definition of “Commitment”;
(iii)    adding the words “, the Additional Loan Commitment Agreement” after the words “each other Security Document” in the definition of “Credit Documents”;
(iv)    replacing the word “and” after the words “Schedule 1.01(a)” with a comma and adding the words “and Schedule 1.01(c)” after the words “Schedule 1.01(b)” in the definition of “Lender”;
(v)    adding the words “, the Additional Loan” after the words “Initial Loan” in the definition of “Loan”;
(vi)    adding the words “, the Additional Loan Maturity Date” after the words “Initial Loan Maturity Date” in the definition of “Maturity Date”;
(vii)    replacing the first sentence of the definition of “Tranche” in its entirety with the following:
“Tranche” shall mean the respective facility and commitments utilized in making Loans hereunder, with there being one Tranche on the Closing Date and one Tranche on the Restatement Date, i.e., the Initial Loans and one Tranche on the Sixth Amendment Effective Date, i.e., the Additional Loans.
(b)    Amendment to Section 2.01 – The Commitments. Section 2.01 of the Credit Agreement is hereby amended by adding the following new subsection (d) immediately after subsection (c):
“(d)    Subject to and upon the terms and conditions set forth herein, each Lender with an Additional Loan Commitment severally agrees to make a term loan (each, an “Additional Loan” and, collectively, the “Additional Loans”) to the Borrower, which Additional Loans (i) shall be incurred pursuant to a single drawing on the Sixth Amendment Effective Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that all Additional Loans comprising the same Borrowing shall at all times be of the same Type, and (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the Additional Loan Commitment of such Lender on the Sixth Amendment Effective Date. Once repaid, Additional Loans incurred hereunder may not be reborrowed.”
(c)    Amendment to Section 2.03 – Notice of Borrowing. Section 2.03 of the Credit Agreement is hereby amended by adding the words “, Additional Loans” after the words “Initial Loans” in clause (iii) thereof.
(d)    Amendment to Section 2.07 – Pro Rata Borrowings. Section 2.07 of the Credit Agreement is hereby amended by

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(i)    adding the following sentence after the second sentence of subsection (a):
“All Additional Loans under this Agreement shall be incurred from the Lenders with an Additional Loan Commitment on the Sixth Amendment Effective Date pro rata on the basis of their Additional Loan Commitments at such time.”
(ii)    adding the following sentence after the first sentence of subsection (b):
“Notwithstanding anything to the contrary in this Agreement, the Lenders agree that immediately upon the making of the Additional Loans, (i) the Additional Lenders will be deemed to acquire a pro rata share based on their Commitments of the Closing Date Loans, the Restatement Date Loans and the Incremental Loans outstanding on the Sixth Amendment Effective Date (other than any interest (including any payment-in-kind interest) that has accrued hereunder from the Closing Date through the Sixth Amendment Effective Date which shall be for the sole account of the Closing Date Lenders, the Restatement Date Lenders and the Incremental Loan Lenders, as applicable), and (ii) the Closing Date Lenders, the Restatement Date Lenders and the Incremental Loan Lenders on the Sixth Amendment Effective Date will be deemed to acquire a pro rata share based on their Commitments on the Sixth Amendment Effective Date in respect of the Additional Loans.”
(e)    Amendment to Section 2.10 – Increased Costs, Illegality, etc. Section 2.10 of the Credit Agreement is hereby amended by adding the words “(or, in the case of any Additional Lender, the Sixth Amendment Effective Date)” after each time the words “Closing Date” appears therein.
(f)    Amendment to Section 3.02 – Mandatory Reduction of Commitments. Section 3.02 of the Credit Agreement is hereby amended by adding the following new subsection (c) after subsection (b):
“(c) In addition to any other mandatory commitment reductions pursuant to this Section 3.02, the Additional Loan Commitment (and the Additional Loan Commitment of each Lender) shall terminate in its entirety on the Sixth Amendment Effective Date (after giving effect to the incurrence of Additional Loans on such date).”
(i)    Amendment to Section 4.01 – Voluntary Prepayments. Section 4.01 of the Credit Agreement is hereby amended by adding the words “, Additional Loans” after the words “Initial Loans” in clause (a)(i) thereof.
(g)    Amendment to Section 4.02 – Mandatory Repayments. Section 4.02 of the Credit Agreement is hereby amended by deleting the word “or” at the end of clause (xi) in the parenthetical of clause (c) and replacing it with a comma, and adding the following at the end of such clause (xi):
“, (xii) the Specified Equity Conversion, (xiii) the Specified Equity Issuance or (xiv) any Permitted Cure Security”.
(h)    Amendment to Section 4 – Prepayments; Payments; Taxes. Section 4 of the Credit Agreement is hereby amended by adding the following new Section 4.05 at the end thereof:

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“4.05    Specified Equity Conversion. On the Sixth Amendment Effective Date, the Borrower shall issue common stock of the Borrower to the Specified Lender and the Second Lien Lenders in exchange for the Specified Lender’s Outstanding Loans and the Second Lien Lenders’ Second Lien Outstanding Loans (such transaction, the “Specified Equity Conversion”) pursuant to the Specified Stock Purchase Agreement. Upon the consummation of the Specified Equity Conversion and the payment of the remaining balance of such Specified Lender’s Outstanding Loans and the Second Lien Lenders’ Outstanding Loans (which shall not be greater than $5 for each of the Second Lien Lenders and the Specified Lender), the Specified Lender’s Outstanding Loans and the Second Lien Outstanding Loans shall be deemed repaid in full and cancelled. Notwithstanding anything to the contrary in this Agreement or any other Credit Document, in no event shall the issuance of common stock or the Specified Lender’s or Second Lien Lender's receipt of such common stock or the remaining balance Specified Lender’s Outstanding Loans and the Second Lien Outstanding Loans pursuant to the Specified Equity Conversion be subject to any of the pro rata provisions of the Credit Documents.
(i)    Amendment to Section 5 – Conditions Precedent. Section 5 of the Credit Agreement is hereby amended by:
(i)    deleting the “and” immediately prior to clause (iii) of the introductory paragraph thereof and replacing it with a comma and adding the following new clause (iv) at the end of such clause (iii):
“and (iv) the obligation of each Additional Lender to make Additional Loans on the Sixth Amendment Effective Date is subject to the conditions set forth in Sections 5.14 and 5.15 (inclusive) and the conditions set forth in the Additional Loan Commitment Agreement, dated as of the Sixth Amendment Effective Date, by and among the Borrower, certain subsidiaries of the Borrower, the Additional Lender, the Administrative Agent and the Collateral Agent.”
(ii)    adding the words “the Sixth Amendment Effective Date,” after the words “the Restatement Date” in the final paragraph of Section 5.
(j)    Amendment to Section 7.01 – Information Covenants. Section 7.01 of the Credit Agreement is hereby amended by amending and restating clause (e) in its entirety as follows:
“(e)    Officer’s Certificates. (i) At the time of the delivery of the financial statements provided for in Sections 7.01(a) and (b), a compliance certificate from the chief financial officer of the Borrower in the form of Exhibit H (each, a “Compliance Certificate”) certifying on behalf of the Borrower that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof which certificate shall if delivered with the financial statements required by Section 7.01(b), also set forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow for the respective Excess Cash Flow Payment Period and the amount of any required offer under Section 4.02(g) in respect of such Excess Cash Flow Payment Period and (ii) within 10 days following the end of each fiscal month, a certificate from the chief financial officer of the Borrower setting forth in reasonable detail the calculation of the covenant set forth in Section 8.11(a).”

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(k)    Amendment to Section 8.03 – Limitation on Restricted Payments. Section 8.03 of the Credit Agreement is hereby amended by adding the words “Equity Interests of the Borrower pursuant to the Specified Equity Conversion or” before the words “Permitted Refinancing Indebtedness” in subclause (b)(iii).
(l)    Amendment to Section 8 – Negative Covenants. Section 8 of the Credit Agreement is hereby amended by adding the following new Section 8.11 after Section 8.10:
“8.11    Minimum Liquidity.
(a)    Commencing on the first fiscal month following the Sixth Amendment Effective Date, the Borrower shall not have, at the end of each fiscal month, cash and Cash Equivalents in an amount less than $5,000,000 on a consolidated basis for the Borrower and its Restricted Subsidiaries.
(b)    Notwithstanding anything to the contrary in this Section 8.11 or in Section 9.03, in the event that the Borrower fails to comply with the requirement set forth in Section 8.11(a), the Borrower shall have the right to (i) until the end of the fiscal month subsequent to the fiscal month for which the requirement in Section 8.11(a) must be satisfied, (A) Dispose of any property (to the extent not prohibited under the Credit Documents) for cash or Cash Equivalents, (B) issue Permitted Cure Securities for cash or Cash Equivalents, or (C) otherwise receive cash or Cash Equivalent contributions to the capital of the Borrower and (ii) until the day that is the 10th day following the fiscal month for which the requirement in Section 8.11(a) must be satisfied, receive cash and Cash Equivalents from Eligible Accounts and, in each case, upon the receipt of such cash or Cash Equivalents, the covenant in Section 8.11(a) shall be recalculated, no later than the last day of such subsequent fiscal month, based on cash and Cash Equivalents raised pursuant to clauses (b)(i) and (b)(ii) and, if after giving effect to the foregoing recalculation in clauses (b)(i) and (b)(ii), the Borrower shall then be in compliance with the covenant in Section 8.11(a), the Borrower shall be deemed to have satisfied the requirement of Section 8.11(a) as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the breach or default of the covenant set forth in Section 8.11(a) shall be deemed not to have occurred.”
(m)    Amendment to Section 9.03 – Covenants. Section 9.03 is amended by adding the following parenthetical after the words “Section 8”:
“(provided that, with respect to Section 8.11, an Event of Default shall not have occurred until the Borrower shall have failed to cure the default in accordance with the terms set forth therein and in the time period set forth therein)”
(n)    Amendment to Section 11.06 – Payments Pro Rata. Section 11.06 of the Credit Agreement is hereby amended by:
(i)    adding the words “with respect to the Specified Equity Conversion and the payment of the remaining balance of the Specified Lender’s Outstanding Loans on the Sixth Amendment Effective Date” after the word “Except” in clause (a) thereof; and
(ii)    adding the words “(other than, with respect to the Specified Lender, the receipt by the Specified Lender of common stock of the Borrower pursuant to the Specified Equity

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Conversion)” after the words “which is applicable to the payment of the principal of, or interest on, the Loans” in clause (b) thereof.
(o)    Amendment to Schedules.
(i)    The Credit Agreement is hereby amended by adding a new Schedule 1.01(c) – Additional Loan Commitments, as attached to this Amendment as Exhibit A.
(ii)    The Credit Agreement is hereby amended by adding a new Schedule 1.01(d) – Eligible Accounts, as attached to this Amendment as Exhibit B.
2.    Effectiveness of this Amendment. This Amendment shall become effective as of the date first above written (the “Sixth Amendment Effective Date”) when and only when the following conditions precedent have been satisfied:
(a)    Amendment. The Administrative Agent shall have received this Amendment duly executed and delivered by Borrower, the Required Lenders existing immediately prior to the Sixth Amendment Effective Date and the Specified Lender and acknowledged agreed to by the Additional Lender (as such term is defined in Section 1 hereto);
(b)    Costs and Expenses. The Borrower shall have paid all expenses required to be paid under Section 6 of this Amendment for which invoices have been presented (including the reasonable fees and expenses of legal counsel), in connection with this Amendment (or Borrower shall have made arrangements for the payment thereof satisfactory to the Administrative Agent);
(c)    Additional Lender Documentation. The Administrative Agent shall have received an agreement, substantially in the form of Exhibit C (the “Additional Loan Commitment Agreement”), from each Person providing Additional Loans (as such term is defined in Section 1 hereto);
(d)    Second Lien Credit Agreement. The Administrative Agent shall have received a copy of a fully executed pay-off letter with respect to the Second Lien Credit Agreement dated as of December 17, 2009, among Borrower, Plase HT, LLC, as administrative agent and collateral agent and the other “Lenders” a party thereto (the “Second Lien Credit Agreement”);
(e)    Additional Loans. The Borrower shall have satisfied the conditions set forth in Sections 5.14 and 5.15 of the Credit Agreement with respect to the Additional Loans (as such term is defined in Section 1 hereto) and the Borrower shall have received the Additional Loans contemporaneously with the Sixth Amendment Effective Date;
(f)    Specified Equity Conversion: The Borrower shall have consummated the Specified Equity Conversion (as such term is defined in Section 1 hereto); and
(g)    No Default. No Default or Event of Default shall have occurred and be continuing or will result from the execution, delivery or effectiveness of this Amendment.
3.    Representations and Warranties. Borrower represents and warrants as follows:
(a)    The Borrower is a duly organized and validly existing Business in good standing under the laws of the jurisdiction of its organization, (b) has the requisite Business power and authority to own its property and assets and to transact the business in which it is engaged and (c) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing

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or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified or authorized which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No certifications by any Governmental Authority are required for operation of the business of the Borrower that are not in place, except for such certifications or agreements, the absence of which would not reasonably be expected to have a Material Adverse Effect.
(b)    The Borrower has the Business power and authority to execute, deliver and perform the terms and provisions of the Amendment to which it is party and has taken all necessary Business action to authorize the execution, delivery and performance by it of the Amendment. The Borrower has duly executed and delivered the Amendment to which it is party, and such Amendment constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
(c)    Neither the execution, delivery by the Borrower of the Amendment or the performance by the Borrower of the Credit Agreement (as amended by the Amendment), nor compliance by it with the terms and provisions thereof, (a) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority, except for any such contravention that would not reasonably be expected to have a Material Adverse Effect, (b) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of the Borrower or any of its Restricted Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which the Borrower or any of its Restricted Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject except for any such conflict that would not reasonably be expected to have a Material Adverse Effect, (c) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of the Borrower or any of its Subsidiaries or (d) will be subject to any limitation on right or approval from any Governmental Authority.
(d)    No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for those that have otherwise been obtained or made on or prior to the Sixth Amendment Effective Date and which remain in full force and effect on the Sixth Amendment Effective Date), or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, the Borrower to authorize, or is required to be obtained or made by, or on behalf of, the Borrower in connection with, (i) the execution, delivery and performance of this Amendment, or (ii) the legality, validity, binding effect or enforceability of the Amendment except where failure to obtain or make the same would not reasonably be expected to have a Material Adverse Effect.
(e)    No event has occurred and is continuing or will result from the execution and delivery of this Amendment that would constitute a Default or an Event of Default.
4.    Applicable Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
5.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AMENDMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AMENDMENT,

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THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
6.    Expenses. Without limiting Borrower’s obligations under Section 11.01 of the Credit Agreement, Borrower hereby agrees to reimburse the Administrative Agent for reasonable and documented out-of-pocket expenses, including the reasonable fees and disbursements of counsel, incurred in connection with this Amendment. The provisions of Section 11.05 of the Credit Agreement is hereby incorporated by reference herein as if fully set forth and in full force and effect as if written in full herein.
7.    Post-Closing Covenant. No later than three Business Days following the Sixth Amendment Effective Date, the Borrower shall have paid for the account of each Lender existing immediately prior to the Sixth Amendment Effective Date that executes and delivers this Amendment and that certain fee letter, among the Borrower and the other Lenders consenting to this Amendment (the “Fee Letter”), in each case, on or before 3:00 p.m., New York City time, on October 7, 2011, the fee payable to such Lender set forth in the Fee Letter.
8.    Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent. Delivery of an executed counterpart hereof by facsimile or electronic transmission shall be as effective as delivery of any original executed counterpart hereof.
9.    Reference to and Effect on the Credit Documents.
(a)    Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Credit Documents to “the Credit Agreement”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.
(b)    Except as specifically amended above, the Credit Agreement and all other Credit Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of Borrower to the Administrative Agent and the Lenders, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).
(c)    The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Agent or any other Lender under any of the Credit Documents, nor constitute a waiver of any provision of any of the Credit Documents.
(d)    To the extent that any terms and conditions in any of the Credit Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.
10.    Consent of Lenders to this Amendment. By its signature below, such Lender (a) consents to the amendments to the Credit Agreement set forth herein, (b) notwithstanding anything to the contrary in the Credit Agreement, consents to the Specified Equity Conversion (as defined in Section 1 hereto), (c) consents to the repayment of the loans pursuant to the Specified Equity Conversion (as defined in Section 1

9

hereto), (c) consents to the repayment of the loans pursuant to the Specified Equity Conversion (as defined in Section 1 hereto) under the Second Lien Credit Agreement as set forth herein, and (d) acknowledges that the issuance of common stock or the Specified Lender's or Second Lien Lender's (as each such term is defined in Section 1 hereto) receipt of such common stock pursuant to the Specified Equity Conversion (as defined in Section 1 hereto) is not subject to any of the pro rata provisions of the Credit Documents.
11.    Reaffirmation. Each of the Credit Parties (i) hereby consents to the Sixth Amendment and the Additional Loan Commitment Agreement and the transactions contemplated thereby, (ii) hereby confirms its guarantees, pledges, grants of security interests and other agreements, as applicable, under each of the Credit Documents to which it is a party and (iii) agrees that notwithstanding the effectiveness of the Sixth Amendment and the Additional Loan Commitment Agreement and the consummation of the transactions contemplated thereby, such guarantees, pledges, grants of security interests and other agreements shall continue to be in full force and effect and shall accrue to the benefit of the Lenders under the Credit Agreement (as amended by the Sixth Amendment). Each Credit Party further agrees to take any action that may be required or that is reasonably requested by the Administrative Agent to ensure compliance by the Borrower with Section 7.12 of the Credit Agreement. Each of the Credit Parties party to each of the Credit Documents securing the Obligations of the Borrower hereby confirms and agrees that (i) the Additional Loans (as defined in Section 1 hereto) constitute Obligations under such documents and (ii) each of Closing Date Loans, Restatement Date Loans and Incremental Loans have constituted and continue to constitute Obligations under such documents.
12.    Integration. This Amendment, together with the other Credit Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.
13.    Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.
HUGHES TELEMATICS INC.,
a Delaware corporation

By: /s/ Craig Kaufmann
Name: Craig Kaufmann
Title: Senior Vice President Finance and Treasurer

NETWORKFLEET, INC.
By: /s/ Craig Kaufmann
Name: Craig Kaufmann
Title: Treasurer

HTI IP, LLC
By: /s/ Craig Kaufmann
Name: Craig Kaufmann
Title: Treasurer

HTI INTERNATIONAL, INC.
By: /s/ Craig Kaufmann
Name: Craig Kaufmann
Title: Treasurer

CRS FUND, LTD.
as Lender
By:    Cyrus Capital Partners, L.P., as Investment     Manager
By:    Cyrus Capital Partners, GP, LLC, as General     Partner

By: /s/ David A. Milich
Name: David A. Milich
Title: COO

CYRUS OPPORTUNITIES MASTER FUND II, LTD.
as Lender
By:    Cyrus Capital Partners, L.P., as Investment     Manager
By:    Cyrus Capital Partners, GP, LLC, as General     Partner

By: /s/ David A. Milich
Name: David A. Milich
Title: COO

CYRUS SELECT OPPORTUNITIES MASTER FUND, LTD.
as Lender
By:    Cyrus Capital Partners, L.P., as Investment Manager
By:    Cyrus Capital Partners, GP, LLC, as General     Partner

By: /s/ David A. Milich
Name: David A. Milich
Title: COO

CRESENT 1, L.P.
as Lender
By:    Cyrus Capital Advisors, LLC, as General Partner

By: /s/ David A. Milich
Name: David A. Milich
Title: COO

GRANITE CREEK FLEXCAP I, L.P.
as Lender

By: /s/ Brian B. Boorstein
Name: Brian B. Boorstein
Title: Managing Member

PLASE HT, LLC
as Lender

By: /s/ Laurie Medley
Name: Laurie Medley
Title: Vice-President

MORGAN STANLEY SENIOR FUNDING, INC.
as Lender

By: /s/ Su Yeo
Name: Su Yeo
Title: Vice President

Accepted, Acknowledged and Agreed:

MORGAN STANLEY SENIOR FUNDING, INC.,
Individually and as Administrative Agent

By: /s/ Stephen B. King
Name: Stephen B. King
Title: Vice President

MORGAN STANLEY & CO. INCORPORATED,
as Collateral Agent

By: /s/ Stephen B. King
Name: Stephen B. King
Title: Executive Director

Barclays Bank PLC,
as Additional Lender

By: /s/ David Barton
Name: David Barton
Title: Director